UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SANDISK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SANDISK CORPORATION

951 SanDisk Drive

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation, a Delaware corporation (the “Company”), to be held on June 12, 2013 at 8:00 a.m., local time, at the Company’s headquarters, 951 SanDisk Drive, Milpitas, California 95035, for the following purposes:

1.	To elect eight directors to serve on the Company’s Board of Directors for the ensuing year and until their respective successors are duly elected and qualified. The eight director nominees are Kevin DeNuccio, Irwin Federman, Steven J. Gomo, Eddy W. Hartenstein, Dr. Chenming Hu, Catherine P. Lego, Michael E. Marks and Sanjay Mehrotra.

2.	To approve the SanDisk Corporation 2013 Incentive Plan and the initial reservation of 20,000,000 shares of the Company’s common stock to be issued under the SanDisk Corporation 2013 Incentive Plan.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013.

4.	To pass an advisory resolution to approve the compensation of the Company’s Named Executive Officers.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Company’s Board of Directors recommends that you vote (1) “FOR” each of the director nominees listed above; (2) “FOR” the approval of the SanDisk Corporation 2013 Incentive Plan and the initial reservation of 20,000,000 shares of Common Stock to be issued under the SanDisk Corporation 2013 Incentive Plan; (3) “FOR” ratification of the appointment of Ernst & Young LLP; and (4) “FOR” the advisory resolution to approve the compensation of the Company’s Named Executive Officers.

Only stockholders of record at the close of business on April 15, 2013 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials that was mailed to you. If you attend the meeting, you may revoke your proxy and vote your shares in person.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Michael E. Marks

Chairman of the Board of Directors

Milpitas, California

April 26, 2013

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

The Company’s proxy materials and Annual Report on Form 10-K are available at www.sandisk.com/IR.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SANDISK CORPORATION

TO BE HELD JUNE 12, 2013

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board” and each member thereof, a “Director”) of SanDisk Corporation, a Delaware corporation (the “Company,” “SanDisk,” “we,” “us,” or “our”), of proxies to be voted at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 12, 2013, or at any adjournment or postponement thereof, for the purposes described herein. Stockholders of record at the close of business on April 15, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, on June 12, 2013, at the Company’s headquarters, 951 SanDisk Drive, Milpitas, California 95035.

These materials were made available to stockholders entitled to vote at the Annual Meeting on or about April 26, 2013.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report

Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing its proxy materials and Annual Report on Form 10-K (the “Proxy Materials”) primarily via the Internet. Accordingly, the Company began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners on or about April 26, 2013. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice or to request a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy of the Proxy Materials may be found in the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail, or electronically by e-mail, on an ongoing basis.

Choosing to receive future Proxy Materials electronically saves the Company the cost of printing and mailing documents to its stockholders, expedites receipt of the materials and conserves natural resources. If a stockholder chooses to receive future Proxy Materials electronically, the stockholder will receive an e-mail for each future proxy material distribution with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials electronically will remain in effect until such stockholder terminates the request.

The Proxy Materials are also available at the Company’s website at www.sandisk.com/IR. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling 1-800-579-1639 or by sending an e-mail with the 12-Digit Control Number found on the Notice or proxy card in the subject line to sendmaterial@proxyvote.com.

Voting Rights

On the Record Date, approximately 243,328,582 shares of the Company’s common stock (the “Common Stock”) were outstanding and entitled to vote at the Annual Meeting. The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

In addition to voting in person at the Annual Meeting, stockholders may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card or voting information form.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided in the proxy card or separate voting information form.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

Stockholders are urged to specify their votes on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted as the Board recommends on each proposal and the persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each of the eight Director nominees and one vote on each other matter. To be elected, Directors must receive a majority of the votes cast with respect to such Director (e.g., the number of shares voted FOR a Director nominee must exceed the number of shares voted AGAINST that nominee). Under the Company’s Corporate Governance Principles, each Director nominee submits, in advance of the Annual Meeting, an irrevocable resignation that will become effective if (i) a majority of the votes cast in the election are voted AGAINST the Director nominee and (ii) the Board accepts the tendered resignation. The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) considers any tendered resignation and makes a recommendation to the Board about whether to accept or reject the resignation, or to take other action. The Board will consider and act on the Nominating and Governance Committee’s recommendation within 90 days from the date that the election results are certified and will disclose its action publicly within four business days of its decision.

With respect to the approval of the SanDisk Corporation 2013 Incentive Plan (the “2013 Plan”), the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and the advisory resolution to approve the compensation of the Company’s Named Executive Officers (who are identified below in “Compensation Discussion and Analysis”), you may vote FOR, AGAINST or ABSTAIN with respect to each proposal. In order to be approved, each of these proposals requires the affirmative FOR vote of a majority of the votes cast. Any ABSTAIN vote will have the same effect as a vote AGAINST the matter.

If your shares of Common Stock are held in “street name,” i.e., held for your benefit through a broker, bank, or other nominee, you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Please contact your bank, broker or other nominee to obtain a voting information form for you to use to direct how your shares should be voted. If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker or other nominee that holds your shares of Common Stock, giving you the right to vote the shares instead of the bank, broker or other nominee holding your shares. A broker or nominee is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holder of such shares, a broker or nominee is not entitled to vote shares held for a beneficial holder on non-routine items considered at the Annual Meeting, such as the election of Directors, the approval of the 2013 Plan, and the advisory resolution to approve the compensation of the Company’s Named Executive Officers. Consequently, if you do not give your broker specific instructions, your shares may not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval. However, abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.    Please instruct your broker or nominee so your vote can be counted on all proposals.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Common Stock but who share the same address, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the Notice and the Proxy Materials that are delivered until such time as one or more of these stockholders notifies the Company otherwise.

Stockholders who receive a single set of Proxy Materials as a result of householding and wish to have separate copies of the Notice or the Proxy Materials may submit a request to the Company’s Investor Relations department at 951 SanDisk Drive, Milpitas, California 95035 or call the Company’s Investor Relations department at (408) 801-1000, and the Company will promptly comply with such request. Stockholders may contact the Company’s Investor Relations representative at the phone number above if it receives multiple copies of the Proxy Materials and would prefer to receive a single copy in the future.

Revocability of Proxies

Any person giving a proxy has the power to revoke it at any time before the close of voting. Stockholders as of the Record Date may revoke their proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held in “street name” (i.e., held for your benefit through a broker, bank, or other nominee), contact your broker or nominee for specific instructions on revoking your vote.

Solicitation of Proxies

The Board is soliciting proxies for the Annual Meeting. The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile or other means by Directors, officers or employees of the Company. No additional compensation will be paid to these individuals for these services. The Company may enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

Annual Meeting Admission

All stockholders entitled to vote as of the Record Date are entitled to attend the Annual Meeting. Such individuals should be prepared to present government-issued photo identification, such as a valid driver’s license or passport, and verification of ownership of Common Stock or proxy status as of the Record Date for admittance. For stockholders of record as of the Record Date, proof of ownership as of the Record Date may be verified prior to admittance into the Annual Meeting. For stockholders who were not stockholders as of the Record Date but hold shares through a bank, broker or other nominee holder, proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership, may be verified prior to admittance into the Annual Meeting. For proxy holders, proof of valid proxy status may be verified prior to admittance into the Annual Meeting. Stockholders and proxy holders will be admitted to the Annual Meeting if they comply with these procedures.

Stockholder Proposals to be Presented at the 2014 Annual Meeting of Stockholders

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2014 Annual Meeting of Stockholders must be received by the Company no later than December 27, 2013 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. If the stockholder proposal is to be presented at the 2014 Annual Meeting of Stockholders but is not to be included in the Proxy Statement, the notice of proposal must be received no earlier than January 13, 2014 and no later than February 12, 2014 and with such information required by the Company’s Amended and Restated Bylaws (the “Bylaws”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of eight members. All current Directors have been recommended for nomination by the Nominating and Governance Committee, have been nominated by the Board for re-election and are standing for re-election. Each of the eight nominees was elected to the Board by the stockholders at the 2012 Annual Meeting of Stockholders. The Board has determined that each of the nominees listed below, other than Mr. Mehrotra, is independent as defined under SEC rules and the listing standards of the NASDAQ Global Select Market (“NASDAQ”). There are no family relationships between any executive officer, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (an “executive officer”), and any Director nominee. Directors elected to the Board will serve for the ensuing year and until their respective successors are duly elected and qualified. In the event that any Director nominee is unavailable to serve, which is not anticipated, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” each of the nominees named below. In accordance with the procedures described above under “Voting Rights,” a Director nominee must receive a majority of the votes cast with respect to his or her election to the Board. The proxies solicited by this Proxy Statement may not be voted for more than eight nominees.

Set forth below is information regarding the nominees to the Board as of March 15, 2013.

Name	Position(s) with the Company	Age	First Elected/Appointed as a Director
Michael E. Marks (1)	Chairman of the Board	62	2003
Kevin DeNuccio (1)(2)	Director	53	2009
Irwin Federman (2)(3)	Director	77	1988
Steven J. Gomo (3)	Director	61	2005
Eddy W. Hartenstein (1)	Director	62	2005
Dr. Chenming Hu (2)	Director	65	2009
Catherine P. Lego (3)(4)	Director	56	2004
Sanjay Mehrotra	President, Chief Executive Officer and Director	54	2010

(1)	Member of the Nominating and Governance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Ms. Lego served as a member of the Board from 1989 to 2002 and returned to the Board in May 2004.

Business Experience and Qualifications of Nominees for Election as Directors

Mr. DeNuccio has served as a Director of the Company since August 4, 2009. Mr. DeNuccio is currently an active angel investor. Mr. DeNuccio was Chief Executive Officer of Metaswitch Networks, a provider of carrier systems and software solutions that enable communication networks to migrate to open, packet-based architectures, from February 2010 to July 2012. Mr. DeNuccio was President and Chief Executive Officer of Redback Networks Inc., a provider of advanced communications networking equipment, from August 2001 to January 2008, during which time it filed for Chapter 11 bankruptcy protection in 2003 and was acquired by LM Ericsson in January 2007 and operated as a wholly-owned subsidiary of LM Ericsson. Mr. DeNuccio held various positions at Cisco Systems, Inc. from 1995 to 2001, including Senior Vice President of Worldwide Service Provider Operations. Previously, Mr. DeNuccio was the founder, President and Chief Executive Officer of Bell Atlantic Network Integration Inc., a wholly-owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has a B.A. in Finance from Northeastern University and an M.B.A. from

Columbia University. Mr. DeNuccio has served as a director of Metaswitch Networks since December 2008 and Calix, Inc. since September 2012. Mr. DeNuccio previously served as a director of JDS Uniphase Corporation from December 2005 to November 2009 and Redback Networks Inc. from August 2001 to December 2009.

Director Qualifications: Mr. DeNuccio has been a senior executive at many companies in the technology industry and he brings significant senior leadership, management, operational and technological expertise to the Board. The Board values Mr. DeNuccio’s experience in leadership roles in technology companies, including as chief executive officer.

Mr. Federman has served as a Director of the Company since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer from 1979 to 1987, and Chief Financial Officer from 1970 to 1979, at Monolithic Memories, Inc., a semiconductor company. Mr. Federman has a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University. Mr. Federman has served as a director of Intermolecular, Inc. since June 2005, Mellanox Technologies, Ltd. since June 1999 and Check Point Software Technologies Ltd. since 1995. Mr. Federman previously served as a director of Centillium Communications, Inc. from May 1998 to January 2006 and Nuance Communications, Inc. from 1995 to July 2005.

Director Qualifications: Mr. Federman has served in many senior leadership roles in the semiconductor industry throughout his career. The Board values Mr. Federman’s experience serving as the chief executive officer and chief financial officer of a large, complex, publicly-held technology company, his venture capital experience, which is important to the Board’s understanding of business development, financing, strategic alternatives and industry trends, and his extensive experience on the boards of publicly-held technology companies. The Board also values Mr. Federman’s significant experience, expertise and background in financial and accounting matters, including in the technology industry.

Mr. Gomo has served as a Director of the Company since December 2005. Mr. Gomo was Executive Vice President, Finance and Chief Financial Officer from October 2004 until his retirement in December 2011, and Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004, at NetApp, Inc., a storage and data management company. Mr. Gomo was also Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, Chief Financial Officer of Asera, Inc. from February 2000 to November 2000 and Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various finance, financial management, manufacturing and general management positions. Mr. Gomo has a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. Mr. Gomo has served as a director of Enphase Energy, Inc. since March 2011, NetSuite, Inc. since April 2012, and on the Board of Trustees for the Foundation of Oregon State University since October 2011. Mr. Gomo previously served as a director and member of the Audit Committee of Macromedia, Inc. from April 2004 until its acquisition in December 2005.

Director Qualifications: Mr. Gomo’s service as Chief Financial Officer of NetApp, Inc., as well as various senior finance roles with other companies in the technology industry, provides him with valuable insight into the Company’s business. The Board also values Mr. Gomo’s significant experience, expertise and background in financial and accounting matters in the technology industry.

Mr. Hartenstein has served as a Director of the Company since November 2005. Mr. Hartenstein was President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013. Mr. Hartenstein has also been publisher and Chief Executive Officer of the Los Angeles Times since August 2008. Mr. Hartenstein was Chief Executive Officer from 2001 to 2004, and President from 1990 to 2001, of DIRECTV, Inc., a television service provider. Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting

and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy from the National Academy of Television Arts and Sciences for lifetime achievement in 2007. Mr. Hartenstein has a B.S. in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology. Mr. Hartenstein has served as a director of Sirius XM Radio Inc. since July 2008, including as the non-executive Chairman of the board of directors since November 2009, and as a director of Broadcom Corporation since June 2008 and City of Hope since 2007. Mr. Hartenstein previously served as Vice Chairman of the board of directors of The DIRECTV Group, Inc. from December 2003 until his retirement in December 2004 and Chairman of the board of directors of DIRECTV, Inc. from 2001 through 2004 and as a director of Thomson, S.A. (Thomson Multimedia) from 1999 until 2008.

Director Qualifications: Mr. Hartenstein has experience in media relations and the communications industry and the Board benefits from his deep experience in the distribution of media content through a variety of channels. Mr. Hartenstein also brings significant senior leadership, technological and industry expertise to the Board. Mr. Hartenstein’s experience as a director of other public companies provides insights with regard to the operation of the Board and its role in overseeing the Company. The Board also values Mr. Hartenstein’s previous experience, including as the chief executive officer, of large, complex, publicly-held companies.

Dr. Hu has served as a Director of the Company since August 4, 2009. Dr. Hu has been the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences since 2001, and a professor since 1976, at the University of California, Berkeley. Dr. Hu was also Chief Technology Officer of Taiwan Semiconductor Manufacturing Company, a semiconductor company, from June 2001 to July 2004. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu has a B.S. from National Taiwan University and an M.S. and a Ph.D. from the University of California, Berkeley, all in electrical engineering. Dr. Hu has served as a director of Inphi Corporation since August 2010, Ambarella, Inc. since November 2011 and Fortinet, Inc. since August 2012. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010, MoSys, Inc. from January 2005 to June 2010 and was founding Chairman of the board of directors of Celestry Design Technologies, Inc.

Director Qualifications: Dr. Hu has experience and expertise in the technologies used and supported by the Company, which is useful in the Board’s understanding of the Company’s research and development efforts, competing technologies and the products and processes that the Company develops. Dr. Hu’s experience as an educator aids his ability to communicate and inform the Board about technology and industry developments and trends. The Board also benefits from Dr. Hu’s experience on the boards of other publicly-held technology companies.

Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board in May 2004. Ms. Lego was a General Partner of The Photonics Fund, an early stage venture capital fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market, from December 1999 to December 2009. Ms. Lego was a general partner at Oak Investment Partners, a venture capital firm, from 1981 to 1992. Ms. Lego previously practiced as a Certified Public Accountant with Coopers and Lybrand. Ms. Lego has a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. Ms. Lego has served as a director and Chair of the Audit Committee of Lam Research Corporation since January 2006 and Cosworth Group, a private United Kingdom-based precision engineering products and services company since March 2011. Ms. Lego previously served as a director and Chair of the Audit Committee of WJ Communications, Inc. from October 2004 to May 2008 and StrataLight Communication, Inc. from September 2007 to January 2009.

Director Qualifications: Ms. Lego’s financial expertise, leadership skills and experience as a director of other public companies are valuable to the Board’s operations. The Board values Ms. Lego’s significant experience, expertise and background in financial and accounting matters, including in the technology industry. Ms. Lego’s venture capital experience aids the Board’s understanding of business development, financing, strategic alternatives and industry trends.

Mr. Marks has served as a Director of the Company since August 2003 and as Chairman of the Board since January 2011. Mr. Marks has managed Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. Mr. Marks was interim Chief Executive Officer of Tesla Motors, Inc., a company that designs and manufactures electric vehicles, from August 2007 to November 2007. Mr. Marks was also a senior adviser from January 2007 to January 2008, and a member from January 2006 until January 2007, at Kohlberg Kravis Roberts & Co., a private equity firm. Mr. Marks was Chief Executive Officer of Flextronics, Inc., a leading manufacturing services provider, from January 1994 to January 2006. Mr. Marks has a B.A. and an M.A. in Psychology from Oberlin College and an M.B.A. from Harvard Business School. Mr. Marks has served as a director of Schlumberger Limited since 2005 and on the Board of Trustees of The Juilliard School since December 2011. Mr. Marks previously served as a director of Flextronics, Inc. from 1991 to January 2008, including as Chairman of the board of directors of Flextronics, Inc. from 1993 to January 2003 and upon his retirement as Chief Executive Officer in January 2006 until his retirement from the board of directors in January 2008. Mr. Marks also previously served as a director of Calix Networks, Inc. from 2009 to December 2010, Sun Microsystems, Inc. from April 2007 to January 2010 and Crocs, Inc. from August 2004 to July 2008.

Director Qualifications: Mr. Marks has experience serving as the chief executive officer of a large, complex, publicly-held technology company, which brings valuable senior leadership, management and operational expertise to the Board. The Board also values Mr. Marks’ significant experience, expertise and background in financial and accounting matters, including in the technology industry. Mr. Marks’ private equity experience adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends. Mr. Marks’ experience as a director for other public companies provides valuable insights with regard to the operation of the Board and its role in overseeing the Company.

Mr. Mehrotra has served as a Director of the Company since July 2010. Mr. Mehrotra co-founded the Company in 1988 and has been the President and Chief Executive Officer of the Company since January 2011. Mr. Mehrotra previously served in various executive roles for the Company, including as President and Chief Operating Officer, Executive Vice President and Chief Operating Officer, Senior Vice President of Product Development, Vice President of Product Development, and Director of Design Engineering. Mr. Mehrotra has more than 30 years of experience in the non-volatile semiconductor memory industry, including engineering and management positions at Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra also holds numerous patents and has published articles in the area of non-volatile memory design and flash memory systems. Mr. Mehrotra has a B.S. and an M.S in Electrical Engineering and Computer Sciences from the University of California, Berkeley. Mr. Mehrotra has served as a director of Cavium, Inc. since July 2009, and currently also serves on the Global Semiconductor Alliance, the Engineering Advisory Board at the University of California, Berkeley, and the Stanford Graduate School of Business Advisory Council.

Director Qualifications: Mr. Mehrotra, as the co-founder, President and Chief Executive Officer of the Company, offers a unique perspective on the industry and the Company’s operations. Mr. Mehrotra brings significant senior leadership and technological and industry expertise to the Board. The Board values Mr. Mehrotra’s experience with the Company as its co-founder, President and Chief Executive Officer, which gives the Board a detailed understanding of the Company’s business and operations.

Board Governance

Corporate Governance Principles and Committee Charters

The Board has adopted a set of Corporate Governance Principles, which address important governance policies that assist the Board in following corporate practices that serve the best interests of the Company and its stockholders, including establishing the Board’s procedures for reviewing resignations submitted pursuant to the Company’s majority voting standard. Stockholders can access the Corporate Governance Principles by clicking on “Corporate Governance” at www.sandisk.com/IR. The Company will also provide copies of the Corporate Governance Principles free of charge to any stockholder who sends a written request to the Company’s Investor Relations department at 951 SanDisk Drive, Milpitas, CA 95035.

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charters for the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are available by clicking on “Corporate Governance” at www.sandisk.com/IR. The Company will also provide copies of any charter free of charge to any stockholder who sends a written request to the Company’s Investor Relations department at 951 SanDisk Drive, Milpitas, CA 95035.

Communications with the Board

The Company encourages stockholder communications with its Board and has adopted a policy governing such communications. Under this policy, individuals may communicate with the Board by sending an email to the Board’s attention at: BOD@sandisk.com, or by writing to the following address: Board of Directors, c/o Investor Relations, SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035. Communications that are intended specifically for non-management Directors should be sent to the attention of the Chair of the Nominating and Governance Committee. The Company will deliver correspondence to the Board unless the communication is unrelated to the Board’s duties, such as spam, junk mail, advertisements, mass mailings, solicitations, job inquiries or the communication is otherwise irrelevant.

Board Meetings and Attendance

The Board held four meetings during fiscal year 2012 and did not act by unanimous written consent. During fiscal year 2012, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period for which such person has been a Director and (ii) the total number of meetings held by all committees of the Board on which such person served during the period for which such Director served on the Board. The Company encourages each incumbent Director and each nominee to the Board to attend its Annual Meeting of Stockholders. All of the Director nominees who were serving as Directors at the time of the 2012 Annual Meeting of Stockholders attended that meeting.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) held 10 meetings during fiscal year 2012, in addition to taking actions by unanimous written consent in lieu of a meeting. The Audit Committee, which during fiscal year 2012 consisted of, and currently consists of, Directors Lego (Chair), Federman and Gomo, oversees on behalf of the Board the integrity of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the performance of the Company’s internal accounting, audit and financial controls. As part of its oversight and review of the Company’s independent registered public accounting firm, the Audit Committee reviews, on an annual basis, the qualifications, independence and performance of the Company’s audit engagement team, and monitors the rotation and selection of the partner-in-charge on the Company’s audit engagement team as required by law, which occurs once every five years. The Audit Committee also regularly reviews the Company’s enterprise risk assessment and mitigation processes and assists the Board with its oversight and annual review of the Company’s enterprise risk management. The Audit Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting or other professional consultants selected by the Audit Committee, for any matters relating to its purposes. The Board adopted a written charter for the Audit

Committee, which was last reviewed and approved in March 2013. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC. The Board has also determined that each member of the Audit Committee is an “independent director” as defined by NASDAQ listing standards and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) held five meetings during fiscal year 2012 and did not act by unanimous written consent. The Compensation Committee, which during fiscal year 2012 consisted of, and currently consists of, Directors Federman (Chair), DeNuccio and Hu (as well as Mr. Marks through mid-March 2012), has authority for establishing the general compensation policies of the Company, reviewing and setting the compensation of the Company’s executive officers, as defined by NASDAQ listing standards and Rule 16a-1(f) of the Exchange Act (the “Section 16 Officers”), evaluating the performance of the Company’s Section 16 Officers, administering the Company’s incentive and employee stock purchase plans, including the review and grant of incentive awards to the Company’s Section 16 Officers, and recommending to the Board appropriate compensation programs for non-employee directors of the Company (including any equity award policies for non-employee directors). The Board adopted a charter for the Compensation Committee, which was last reviewed and approved in March 2013. The charter requires that the Compensation Committee consist of no fewer than three Directors who satisfy the independence requirements of NASDAQ and applicable law. The Board has determined that each member of the Compensation Committee satisfies such independence requirements.

While the Compensation Committee has primary authority for the administration of the Company’s incentive plans for the Company’s Section 16 Officers, the Board has delegated concurrent authority to the Compensation Committee and a committee that may consist of one or more Directors (the “Special Option Committee”) and a committee that may consist of one or more executive officers of the Company (the “Secondary Executive Committee”) for certain other types of share-based awards. The Special Option Committee may only grant share-based awards (including stock options and restricted stock units) to employees who are not Section 16 Officers. In fiscal year 2012, the Special Option Committee consisted of Mr. Mehrotra. The Secondary Executive Committee may only grant stock options (but not restricted stock units or other share-based awards) to employees who are not Section 16 Officers. In fiscal year 2012, the Secondary Executive Committee consisted of Judy Bruner, the Company’s Executive Vice President, Administration and Chief Financial Officer, and James F. Brelsford, the Company’s Chief Legal Officer and Senior Vice President of IP Licensing. In December 2012, in connection with Mr. Brelsford’s resignation from his position with the Company, Donald Robertson, the Company’s Vice President and Chief Accounting Officer, was appointed to the Secondary Executive Committee. Share-based awards to the Section 16 Officers are made exclusively by the Compensation Committee, and share-based awards to non-employee directors of the Company are recommended by the Compensation Committee to the Board for approval.

Processes and Procedures. For information on the responsibilities and activities of the Compensation Committee, including the processes and procedures for the consideration and determination of Director and executive compensation, see “Director Compensation” and “Executive Compensation—Compensation Discussion and Analysis.”

Independent Compensation Consultant. Pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, independent counsel and other advisors and experts as it deems necessary or appropriate to assist the Compensation Committee in carrying out its duties. Under its charter, the Compensation Committee has the express authority to decide whether to retain a compensation consultant to assist in the evaluation of the Company’s compensation programs. If the Compensation Committee decides, in its discretion, to retain a compensation consultant, the Compensation Committee has the sole authority to retain and terminate such consultant engaged to assist in the evaluation of the compensation of the

Company’s Section 16 Officers (including all of the Named Executive Officers, who are identified below in “Compensation Discussion and Analysis”). In fiscal year 2012, the Compensation Committee did not retain any outside compensation consultants to advise on fiscal year 2012 Director or executive compensation matters. In fiscal year 2012, the Company’s management retained Compensia, Inc., an outside compensation consultant, to assist management in analyzing the Company’s peer companies for fiscal year 2013 compensation, evaluating the competitiveness of the Company’s executive compensation programs relative to the Company’s fiscal year 2012 peer companies and providing management with information on compensation-related trends and developments in the Company’s industry and fiscal year 2012 peer companies, including equity award practices. Compensia did not provide any other services to the Company.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2012, the Compensation Committee consisted of, and currently consists of, Directors Federman (Chair), DeNuccio and Hu (as well as Mr. Marks through mid-March 2012). In fiscal year 2012, no member of the Compensation Committee was a current or former executive officer or employee of the Company. See “Certain Transactions and Relationships” for a description of one transaction occurring during fiscal year 2012 involving Mr. Federman requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended December 30, 2012.

Analysis of Risk in Compensation Programs. In setting compensation, the Compensation Committee also considers the risks to the Company’s stockholders, and the Company as a whole, arising out of the Company’s compensation programs. In March 2013, the Company’s management met to discuss and assess the risk profile of the Company’s compensation programs. Their review considered risk-influencing characteristics of the overall structure and individual components of the Company’s compensation program, including the Company’s base salaries, incentive plans and equity plans. A report regarding management’s findings was provided to the Compensation Committee for its review and consideration. Following this review and consideration, the Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company and included many features that mitigate the likelihood of excessive risk-taking, including those discussed below.

Balance of Compensation. Individual elements of the Company’s compensation program include base salaries, incentive compensation, and for certain of its employees, share-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives. Under the Company’s cash-based incentive plan, payments are subject to the satisfaction of specific annual performance objectives established by the Compensation Committee in advance and may be subject to reimbursement or forfeiture under the Company’s clawback policy. These performance objectives were directly and specifically tied to the Company’s fiscal year 2012 financial results, as quantified by diluted non-GAAP earnings per share, as well as the achievement of strategic objectives for fiscal year 2012.

Use of Long-Term Incentive Compensation. Share-based long-term incentive compensation that vests over a period of years is a key component of the total compensation of many of the Company’s employees. This vesting period encourages the Company’s executives and other employees to focus on sustaining and improving the Company’s long-term performance. These grants are generally made annually, so executives and other key employees always have unvested awards that could decrease significantly in value if the Company’s business is not managed for the long term.

Internal Processes Further Restrict Risk. The Company has in place additional processes to limit risk to the Company from its compensation programs. Specifically, sales commission payments are subject to multiple internal controls regarding payout terms and payroll programs. Additionally, financial results upon which incentive compensation payments are based are subject to regular review and audit. In addition, the Company from time to time engages an external compensation consulting firm to assist in the design and review of the Company’s compensation programs, as well as external legal counsel to assist with the periodic review of the Company’s compensation plans to ensure compliance with applicable laws and regulations.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board held four meetings and did not act by unanimous written consent during fiscal year 2012. During fiscal year 2012, the Nominating and Governance Committee consisted of, and currently consists of, Directors Marks (Chair), DeNuccio and Hartenstein. The Nominating and Governance Committee identifies, considers and recommends Director nominees to be selected by the Board for submission to vote at the Company’s annual stockholder meetings and to fill vacancies occurring between annual stockholder meetings, implements the Board’s criteria for selecting new Directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the annual board and committee evaluation process. The Nominating and Governance Committee is also authorized to conduct investigations and to retain, at the expense of the Company, independent legal, accounting, financial, governance or other professional consultants selected by the Nominating and Governance Committee, for any matters relating to its purposes. The Board adopted a charter for the Nominating and Governance Committee, which was last reviewed and approved in March 2013. The Board has determined that each of the members of the Nominating and Governance Committee is an “independent director” as defined by NASDAQ listing standards.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Mr. Marks has served as the Chairman of the Board since January 1, 2011. Mr. Mehrotra has served as Chief Executive Officer of the Company since January 1, 2011 and as a Director since July 2010. The Board believes that it is in the Company’s best interests to maintain a separation of the Chairman of the Board and the Chief Executive Officer roles because it allows the Chief Executive Officer of the Company to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Further, the Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as the Company’s Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Company’s Corporate Governance Principles do not establish this approach as a fixed policy, but as a structure that is considered from time to time.

Each of the current Directors, other than Mr. Mehrotra, is independent and the independent Directors have regular executive sessions. Following an executive session of independent Directors, one or more of the attending Directors may: (1) act as a liaison between the independent Directors and management regarding any specific feedback or issues; (2) provide management with input regarding agenda items for Board and Committee meetings; and (3) coordinate with management regarding information to be provided to the independent Directors in performing their duties. The Board believes that this approach appropriately and effectively complements the Company’s current leadership structure.

Under its charter, the Nominating and Governance Committee periodically reviews the performance of the Board and its Committees, including the functionality and effectiveness of the Board’s leadership structure.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. In addition, the Audit Committee regularly reviews the Company’s enterprise risk assessment and mitigation processes and assists the Board with its oversight and annual review of the Company’s enterprise risk management. The Company believes this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

Consideration of Director Nominees

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the director nomination process by preparing a slate of potential candidates who, based on their qualifications and other information available to the Nominating and Governance Committee, appear to meet the criteria specified below and/or who have specific desirable qualities, skills or experience (based on input from the full Board). The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees. The nomination of existing Directors is not automatic, but is based on continuing qualification under the criteria set forth below and the Corporate Governance Principles of the Company. Under the Company’s Corporate Governance Principles, at all times, a majority of the individuals serving as Directors must be “independent” under applicable SEC and stock exchange rules.

After the Nominating and Governance Committee reviews a nominee’s qualifications and characteristics, a new candidate will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the evaluation process, the Nominating and Governance Committee determines the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or to fill any vacancy on the Board. The Board will select the slate of nominees, including any nominee to fill a vacancy, only from candidates screened and approved by the Nominating and Governance Committee.

Stockholder-Recommended Nominees

The Nominating and Governance Committee considers recommendations for Director nominees that are properly submitted by stockholders. In evaluating the recommended nominees (“Recommended Candidates”), the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers the membership criteria set forth under “Identifying and Evaluating Nominees for Directors” and “Director Qualifications.”

In order to be submitted properly, recommendations of Recommended Candidates must be timely delivered to the Chair of the Nominating and Governance Committee, c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035. The recommendation must include the following written materials: (1) all information relating to the Recommended Candidate that is required to be disclosed pursuant to applicable Exchange Act rules and regulations, NASDAQ listing standards and the Company’s Bylaws (including, with respect to the Recommended Candidate, such person’s written consent to being named in the proxy statement as a nominee and, such person’s written consent to serving as a Director if elected); (2) the name(s) and address(es) of the recommending stockholder(s) and the amount of the Company’s securities owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the Recommended Candidate’s qualifications, with a focus on the criteria described below under “Director Qualifications;” (4) a representation that each recommending stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the recommending stockholder in the recommended nomination.

If the Recommended Candidate is intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of Director nominees to be voted on at an annual meeting of the Company’s stockholders, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting and must also comply with Exchange Act rules and regulations, NASDAQ listing standards, and the provisions for stockholder proposals set forth in the Company’s Bylaws.

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	Commitment to understand the Company and its business, industry and strategic objectives;

•

Commitment and ability to regularly attend and participate in meetings of the Board, Board Committees and stockholders, the number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a Director;

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	Good health and ability to serve;

•

For prospective non-employee Directors, independence under applicable SEC and stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee’s ability to effectively serve as a Director; and

•	Willingness to accept the nomination to serve as a Director of the Company.

Other Factors for Potential Consideration. The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will contribute to the Board’s overall diversity of backgrounds, skills, perspectives and experiences;

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and stock exchange rules;

•	The composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths;

•

For incumbent Directors standing for re-election, the incumbent Director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company; the number of other company boards on which the individual serves; the composition of the Board at that time; any changed circumstances affecting the individual Director, which may bear on his or her ability to continue to serve on the Board or his or her value to the Board; and the Company’s retirement policy for Directors, as set forth in its Corporate Governance Principles; and

•

To the extent desired by the Nominating and Governance Committee, views of the other members of the Board and the Company’s senior management regarding the qualifications and suitability of prospective nominees.

Director Compensation

Director Compensation Table—Fiscal Year 2012

The following table presents information regarding the compensation paid during fiscal year 2012 to Directors who were members of the Board at any time during fiscal year 2012 and who were not also an employee of the Company (referred to herein as “Non-Employee Directors”). Directors employed by the Company are not entitled to receive additional compensation for their service as Directors; information regarding the compensation awarded to Mr. Mehrotra in fiscal year 2012 is included in “Summary Compensation Table—Fiscal Years 2010-2012” elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(2)(3)	All Other Compensation ($)	Total ($)
Michael E. Marks	116,875	(4)	81,571	75,334	—	273,780
Kevin DeNuccio	65,000		81,571	75,334	—	221,905
Irwin Federman	85,000		81,571	75,334	—	241,905
Steven J. Gomo	70,000		81,571	75,334	—	226,905
Eddy W. Hartenstein	57,500		81,571	75,334	—	214,405
Dr. Chenming Hu	57,500		81,571	75,334	—	214,405
Catherine P. Lego	80,000		81,571	75,334	—	236,905

(1)

The amounts represent the full grant date fair value of the stock awards and option awards granted in fiscal year 2012 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 10—“Share-Based Compensation,” of the Notes to Consolidated Financial Statements in Item 8 “Financial Statements and Supplementary Data,” of the Company’s Form 10-K for the fiscal year ended December 30, 2012 filed with the SEC on February 19, 2013. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to the Directors is generally recognized over the vesting periods applicable to the awards.

(2)

In fiscal year 2012, the Company granted each of the Non-Employee Directors an annual stock option award in the amount of 6,250 shares, with an exercise price of $35.95, and an annual restricted stock unit grant in the amount of 2,269 shares. Subject to the Non-Employee Director’s continued service, the shares subject to each such award vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

(3)

The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of the Company’s Non-Employee Directors as of December 30, 2012:

Director	Number of Shares Subject to Outstanding Option Awards as of 12/30/12	Number of Unvested Shares or Units as of 12/30/12
Michael E. Marks	37,500	2,269
Kevin DeNuccio	31,250	6,722
Irwin Federman	31,250	2,269
Steven J. Gomo	31,250	2,269
Eddy W. Hartenstein	43,750	2,269
Dr. Chenming Hu	43,750	6,722
Catherine P. Lego	141,750	2,269

(4)	Includes fees paid to Mr. Marks for his service on the Compensation Committee during the first quarter of fiscal year 2012.

Elements of Director Compensation

Compensation for Non-Employee Directors during fiscal year 2012 generally consisted of annual retainers and annual share-based awards. The Compensation Committee, consisting solely of independent directors, has the primary responsibility for reviewing and considering any revisions to Non-Employee Director compensation, and recommending any such revisions to the Board for review. The Compensation Committee periodically reviews Non-Employee Director compensation. In such review, the Compensation Committee may review and consider data regarding the competitiveness of the Company’s Non-Employee Director compensation program relative to the Company’s peer companies and general industry trends, which data may be compiled by the Company’s management and/or with the assistance of a compensation consultant. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

Annual Retainers

The following table sets forth the schedule of the annual retainers for the Non-Employee Directors in effect during fiscal year 2012:

Type of Fee	Fiscal Year 2012
Annual Board Retainer	$50,000
Additional Annual Retainer to Chairman of the Board	$50,000
Additional Annual Retainer to Chair of Audit Committee	$30,000
Additional Annual Retainer to Chairs of Compensation Committee and Nominating and Governance Committee	$15,000
Additional Annual Retainer to non-Chair Members of Audit Committee	$20,000
Additional Annual Retainer to non-Chair Members of Compensation Committee and Nominating and Governance Committee	$7,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as Directors and as committee members.

Share-based Awards

Under the Company’s Non-Employee Director compensation policy, as currently in effect, a Non-Employee Director who first takes office and who has not been employed by the Company in the preceding twelve (12) months receives, at the time of his or her election or appointment to the Board, (i) an initial option grant to purchase 25,000 shares of Common Stock (the “Initial Option Grant”), and (ii) an initial restricted stock unit

(“RSU”) grant for a number of units determined by dividing $320,000 by the average closing price per share of Common Stock on NASDAQ for the five (5) trading days ended on, and including, the grant date (the “Initial Unit Grant”). Each Non-Employee Director who has served in that capacity for at least six (6) months at the time of grant also receives, on the date of the annual meeting of the Company’s stockholders, an annual award consisting of (i) an option grant to purchase 6,250 shares of Common Stock (the “Annual Option Grant”), and (ii) an RSU grant for a number of units determined by dividing $80,000 by the average closing price per share of Common Stock on NASDAQ for the five (5) trading days ended on, and including, the grant date (the “Annual Unit Grant”). The initial and annual awards described above are granted under, and are subject to, the Company’s Amended and Restated 2005 Incentive Plan, as amended (the “2005 Plan”).

Initial and Annual Stock Option Grants. The Initial and Annual Option Grants are granted with a per share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s share-based award grant practices, the fair market value is equal to the closing price of a share of the Common Stock on NASDAQ on the grant date.

The stock options granted to Non-Employee Directors are immediately exercisable. However, upon a Non-Employee Director’s cessation of service with the Company, any shares purchased upon exercise of the option that have not vested (as described below) are subject to repurchase by the Company at the lower of (i) the exercise price paid for the shares or (ii) the fair market value of the shares at the time of repurchase (as determined under the 2005 Plan). This type of stock option is generally referred to as an “early exercise” stock option because the holder is permitted to exercise the option prior to the time that the underlying shares vest. Subject to the Non-Employee Director’s continued service, the shares subject to the Initial Option Grant vest, and the Company’s repurchase right lapses, in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the shares subject to the Annual Option Grant vest, and the Company’s repurchase right lapses, in one installment on the earlier of (i) first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

Once vested, each option will generally remain exercisable for fully vested shares of Common Stock (i.e., shares which are not subject to the Company’s repurchase right) until its normal expiration date. Each of the options granted to the Company’s Non-Employee Directors under the 2005 Plan has a term of seven (7) years. However, vested stock options may terminate earlier in connection with a change in control of the Company. Pursuant to the terms of the 2005 Plan, stock options granted to the Company’s Non-Employee Directors will vest on an accelerated basis in connection with a change in control of the Company. Shares subject to the option that have not vested will immediately terminate (or be subject to the Company’s repurchase right to the extent already purchased under the option) upon the cessation of the Non-Employee Director’s service. However, the shares subject to options vest, and the Company’s repurchase right lapses, in full if the Non-Employee Director’s cessation of service is as a result of the Director’s death or permanent disability. Non-Employee Directors generally have twelve (12) months to exercise the vested portion of the option following a cessation of service.

The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased upon the exercise of options, whether or not such shares have vested under the option, at the same rate as the Company’s other stockholders.

Initial and Annual RSU Grants. Each RSU awarded to the Company’s Non-Employee Directors represents a contractual right to receive one share of the Common Stock if the time-based vesting requirements described below are satisfied.

Subject to the Non-Employee Director’s continued service, the units subject to the Initial Unit Grant vest in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the units subject to the Annual Unit Grant vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date. Pursuant to the terms of the 2005 Plan, RSUs granted to the Company’s Non-Employee Directors will vest on an accelerated basis in connection with a change in control of the Company. Upon the cessation of the Non-Employee Director’s service, any unvested RSUs will generally terminate. However, RSUs granted to a Non-Employee Director vest in full if the Non-Employee Director’s cessation of service is as a result of the Director’s death or permanent disability.

RSUs will generally be paid in an equivalent number of shares of the Common Stock as they vest. Non-Employee Directors are not entitled to voting or dividend rights with respect to the RSUs, and the RSUs generally may not be transferred, except to the Company or to a beneficiary of the Non-Employee Director upon his or her death. However, non-Employee Directors are entitled to the following dividend equivalent rights with respect to the RSUs. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the RSUs have either been paid or terminated, then the Company will credit the Non-Employee Director’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid RSUs (including any unvested RSUs) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

The Board administers the 2005 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Required Vote

The required vote for the election of each Director is as described above under “Voting Rights.”

Recommendation of the Board of Directors

The Board believes that Proposal No. 1 is in the Company’s best interests and the best interests of its stockholders’ and unanimously recommends a vote FOR the election of each of the Director nominees.

PROPOSAL NO. 2

APPROVAL OF THE SANDISK CORPORATION 2013 INCENTIVE PLAN

Overview

The Company’s stockholders are being asked to vote on a proposal to approve the SanDisk Corporation 2013 Incentive Plan (the “2013 Plan”), which is attached as Annex A to this Proxy Statement, under which 20,000,000 shares of the Company’s Common Stock will initially be reserved for issuance, to be used by the Company over multiple years. The 2013 Plan was approved by the Board, based on the recommendation of the Company’s Compensation Committee, on March 14, 2013, subject to stockholder approval at the Annual Meeting. The 2013 Plan is intended to serve as a successor to and replacement for our 2005 Plan, which is expected to expire pursuant to its terms on March 15, 2015. In addition, the 2013 Plan will replace any shares available for future grant under plans assumed by SanDisk in connection with acquisitions (the “Assumed Plans”). If approved, the 2013 Plan will take effect on June 13, 2013, the day after the 2013 Annual Meeting, and will expire on March 14, 2023. If the Company’s stockholders do not approve the 2013 Plan, then the term, conditions and current share limits of the 2005 Plan will continue in effect, and the Company will continue to make awards under the 2005 Plan, subject to such terms, conditions and share limits.

The following table sets forth information regarding outstanding grants as of March 15, 2013 under the 2005 Plan, as well as the Company’s 1995 Stock Option Plan (the “1995 Plan”) and 1995 Non-Employee Directors Stock Option Plan (the “Directors Plan” and collectively with the 2005 Plan and the 1995 Plan, the “Predecessor Plans”), both of which expired in 2005, and the Assumed Plans. Awards other than options and stock appreciation rights are referred to as full value awards in the table below.

Plan	Options and Stock Appreciation Rights Outstanding (# of Shares)	Weighted- Average Exercise Price ($ per Share)	Weighted- Average Remaining Term (Years)	Full Value Awards Outstanding (# of Shares)	Shares Available for Future Grant (# of Shares)
2005 Plan	10,001,508	$41.22	4.22	4,115,630	9,748,206
Other Predecessor Plans	739,912	$27.55	1.42	—	—
Assumed Plans	565,038	$37.42	3.88	46,390	61,688

Total	11,306,458	$40.14	4.02	4,162,020	9,809,894

Stockholder approval of the 2013 Plan will not affect any awards outstanding under the Predecessor Plans or the Assumed Plans at the time of the Annual Meeting. Other than automatic Non-Employee Director grants under the 2005 Plan, which will take effect immediately upon the election of the Non-Employee Directors to the Board at the Annual Meeting, and other than awards established under the Company’s annual cash incentive program for fiscal year 2013, no further awards will be made under the 2005 Plan or the Assumed Plans following stockholder approval of the 2013 Plan at the Annual Meeting and the portion of the share reserves under the 2005 Plan and the Assumed Plans which are in excess of the then-outstanding awards under the 2005 Plan and the Assumed Plans will be cancelled upon such stockholder approval. However, to the extent any awards outstanding under the Predecessor Plans subsequently expire, terminate or lapse, the number of shares of Common Stock subject to those expired, terminated or lapsed awards will be added to the share reserve available for issuance under the 2013 Plan, up to a maximum of 10,000,000 additional shares.

Why Stockholders Should Vote for the Adoption of the 2013 Plan

For the following principal reasons, the Company requests that the stockholders approve the 2013 Plan and the initial reservation of 20,000,000 shares for issuance under the 2013 Plan. The Company anticipates such number of shares to be sufficient for multiple years of awards. If the 2013 Plan is not approved, the Company does not expect to be able to offer competitive equity packages to retain our current employees or hire new employees beyond fiscal year 2013, due to the limitations on the Company’s ability to issue RSUs under the 2005 Plan and the fact that the 2005 Plan expires on March 15, 2015.

The Company’s Success Depends on Providing Sufficient Equity-Based Incentives to Attract and Retain Personnel

The Compensation Committee and the Board believe that equity-based incentives have played a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. The Compensation Committee reviews the Company’s equity award practices from time to time with a view towards developing equity-based incentives for the Company that are competitive relative to those of its industry peers, including its peer companies, and maximizing the retention value of its equity-based awards. The Compensation Committee and the Board believe that the 2013 Plan is a vital component of our employee compensation programs, since it allows the Company to compensate its employees based on company performance, while at the same time providing an incentive to build long-term stockholder value. The Compensation Committee also considers the impact of potential dilution on our stockholders from such equity-based awards.

In reviewing the equity award practices of its peer companies over the past few years, the Company has noted an increasing shift away from traditional option grants to RSUs and other share-based awards. In fiscal years 2011 and 2010, while 30% and 27% of the Company’s equity awards were issued in the form of RSUs, respectively, the median comparable percentages for the Company’s peer companies were 66% and 59%, respectively. Because RSUs provide more tangible compensation levels than stock options, the Compensation Committee concluded that the Company’s lesser use of RSUs placed the Company at a disadvantage in recruiting and retaining top-tier talent. Furthermore, as a result of the cyclicality of the Company’s financial performance, the retention value of many of the Company’s outstanding options had decreased. Based on these considerations, in fiscal year 2012, the Compensation Committee established an equity award policy that was more heavily weighted in favor of RSUs, resulting in 44% of the Company’s total equity awards issued in the form of RSUs. In November 2012, the Compensation Committee further revised the Company’s equity award policy for fiscal year 2013 and beyond to provide for an even greater increase in RSU awards as compared to stock options, by providing that employees below the vice president level would only receive RSU awards, while maintaining that employees at a level of vice president and above would continue to receive a mix of RSU and stock option awards. In changing the equity award policy, the Compensation Committee considered the disparity between the Company’s equity award practices and those of its peer companies, the competitiveness of the markets in which the Company would be recruiting top-tier talent, the importance of recruiting and retaining top-tier talent to drive increases in future stockholder value, the retention value of the Company’s outstanding equity awards, and, because there are generally fewer shares awarded through an RSU than for a stock option grant of comparable value, the potential dilution to the voting power of the Company’s stockholders from additional stock option grants. Based on its consideration of the foregoing factors, the Compensation Committee determined that the shift in the Company’s equity mix towards RSUs was in the best interests of the Company and its stockholders.

For the reasons discussed above, the Compensation Committee and the Board have structured the 2013 Plan to provide the Company with more flexibility, compared to the 2005 Plan, in designing equity incentives in an environment where a number of companies have continued to transition from traditional option grants to other stock or share-based awards, such as stock appreciation rights, restricted stock and RSUs. Accordingly, the 2013 Plan provides the Company with a broad array of equity incentives to utilize for purposes of attracting and retaining the services of top-tier talent. The proposed 2013 Plan will furnish the Company with the additional shares and flexibility the Company needs to remain competitive in the marketplace for executive talent and other key employees. The 2013 Plan differs from the 2005 Plan in the following principal respects:

•	Under the 2005 Plan, the aggregate number of shares which may be issued as Full Value Awards may not exceed twenty-five percent (25%) of the total number of shares of Common Stock authorized for issuance under the 2005 Plan. While there is no corresponding limit under the 2013 Plan, each share of Common Stock underlying a Full Value Award granted under the 2013 Plan will be counted against the shares of Common Stock authorized for issuance under the 2013 Plan as 1.5 shares of Common Stock.

•

The 2005 Plan provides for an automatic grant program, pursuant to which the Non-Employee Directors automatically receive an initial equity grant upon his or her initial appointment to the Board, and a subsequent equity grant on the date of each annual stockholders meeting, subject to maximum share amounts of 150,000 shares and 40,000 shares, respectively. The 2013 Plan does not provide for an automatic grant program for Non-Employee Directors, and equity grants to Non-Employee Directors will be provided for in a separate Non-Employee Director Compensation Policy to be adopted by the Board from time to time, provided that no one Non-Employee Director may receive share-based awards under the 2013 Plan for more than 150,000 shares in the aggregate per calendar year.

The Compensation Committee and the Board believe that the 2013 Plan is in the best interests of the stockholders because equity awards granted under the 2013 Plan will help it to:

•	Attract, motivate and retain talented employees;

•	Encourage employee stock ownership to align employee and stockholder short-term and long-term interests; and

•	Link employee compensation with Company performance.

If the stockholders do not approve the 2013 Plan, the Company’s plans to operate its business could be adversely affected. Additionally, the Company may need to instead offer material cash-based incentives to compete for talent, which could impact its quarterly results of operations and balance sheet and may make the Company less competitive compared to other technology companies and the Company’s peer companies in hiring and retaining top talent.

The Company’s future success depends heavily on its ability to attract and retain top-caliber employees. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company to hire and motivate the quality personnel it needs to drive the Company’s growth and financial gains.

The Company Expects to Hit Current Full Value Award Share Limits Under the 2005 Plan in Fiscal Year 2014

The Company currently maintains the 2005 Plan and, other than 61,688 shares that are available for future issuance under the Assumed Plans, the 2005 Plan is the only incentive plan under which the Company may make share-based awards. While approximately 9.7 million shares remain available for future grant under the 2005 Plan as of March 15, 2013, the 2005 Plan limits the aggregate number of shares which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program (whether as direct stock issuances or pursuant to RSUs or other share-right awards) (“Full Value Awards”) to twenty-five percent (25%) of the total number of shares of Common Stock authorized for issuance under the 2005 Plan. As of March 15, 2013, of the approximately 9.7 million shares available for future grant under the 2005 Plan, only approximately 1.9 million shares remain available for future grant as Full Value Awards. Under current company practices, this number of Full Value Awards will only last through 2013 and will not be sufficient for the Company to grant its annual retention and promotional equity awards in fiscal year 2014, which are expected to occur prior to the 2014 annual meeting of stockholders.

The 2013 Plan establishes a “fungible plan” ratio, in which every Full Value Award awarded will be counted against the shares of Common Stock authorized for issuance under the 2013 Plan as 1.5 shares of Common Stock, in lieu of an upper limit on the portion of the shares authorized under the 2013 Plan that may be issued as Full Value Awards. The 2013 Plan contemplates a total of 20,000,000 shares being available for issuance, which represents an increase of only approximately 10.3 million shares from the shares available for future grant under the 2005 Plan as of March 15, 2013, but which, combined with the “fungible plan” design of the 2013 Plan, would provide shares sufficient for multiple years of awards. The Compensation Committee recommended to the Board the adoption of the 2013 Plan, and the Board approved the adoption of the 2013 Plan, with a view to seeking stockholder approval for a pool of shares sufficient for multiple years of awards (assuming that current practices on equity mix continue), which the Compensation Committee determined is in line with the practice of other public companies and would enable stockholders to continue to provide input on share increases in equity plans. Furthermore, because the 2005 Plan expires on March 15, 2015, the Compensation Committee recommended to the Board that a new stock plan be approved and adopted in lieu of recommending an additional increase in the number of RSUs available for future issuance under the 2005 Plan.

While a large number of shares remain available for grant under the 2005 Plan in the aggregate, unless either the 2013 Plan and the requested initial reserve of 20,000,000 shares or an increase in the number of shares of Common Stock reserved for issuance under the 2005 Plan is approved, the Company does expect to exhaust the shares currently available for future grant as Full Value Awards in the first half of fiscal year 2014, prior to the expected date of the 2014 Annual Meeting of Stockholders. The requested initial reserve of 20,000,000 shares for the 2013 Plan share reserve is expected to be used over multiple years.

The Compensation Committee and the Board intend to continue to consider the Company’s equity expenditures in a manner that effectively attracts, retains and motivates individuals to achieve long-term value creation in line with the interests of our stockholders.

The Company Has Historically Maintained a Low Burn Rate and Overhang Percentage

The Company is committed to effectively managing its equity compensation programs while minimizing stockholder dilution. For this reason, in evaluating the advisability of the 2013 Plan, the Compensation Committee considered both the Company’s “burn rate” and “overhang” percentage in evaluating the impact of the 2013 Plan on our stockholders.

The Compensation Committee reviewed the Company’s peer companies (further discussed below under “Compensation Discussion & Analysis”) to evaluate the Company’s share usage rate and its need for additional shares beyond fiscal year 2013. The Company endeavors to ensure that its burn rate and overhang approximate or are below the median rates of its peer companies, and that they are within the guidelines recommended by independent shareholder advisory groups.

For the purposes of this proxy statement, we define “burn rate” as the number of equity awards granted during the fiscal year (options and RSUs) divided by the number of shares outstanding at the end of the fiscal year. The burn rate measures the potential dilutive effect of the Company’s equity grants. The burn rate presented in this proxy statement does not apply the fungible ratio proposed for the 2013 Plan in order to provide for comparability of the Company’s data with that of its peer companies. As shown in the table below, the Company’s burn rate has remained low in recent years and has been consistently below the median burn rate of its peer companies.

Fiscal Year	Total Options Granted	Total RSUs Granted	SanDisk Burn Rate	Peer Companies Median Burn Rate
2012	2,336,670	1,839,488	1.7%	N/A (1)
2011	3,156,404	1,335,210	1.9%	2.3%
2010	3,015,857	1,100,326	1.8%	2.4%

(1)	Peer companies median burn rate data for fiscal year 2012 was not yet available as of the date of this proxy statement.

The Compensation Committee and the Board are making this recommendation on the basis of managing the Company’s future burn rate to remain below the median burn rate of the Company’s peer companies and the burn rate guidelines recommended by independent shareholder proxy advisory groups, consistent with its historical practice. Based on these considerations and a sensitivity to minimize the impact of potential dilution that awards under the 2013 Plan could have on our stockholders, the Compensation Committee and the Board believe that the 20,000,000 shares for which stockholder approval is being sought represents an appropriate initial reservation of Common Stock at this time.

For the purposes of this proxy statement, we define “issued overhang” as the total equity awards issued and outstanding at the end of the fiscal year, divided by the total shares of Common Stock outstanding at the end of the fiscal year. The overhang measures the potential dilutive effect of outstanding equity awards. The overhang percentages presented in this proxy statement do not include shares that remain available for future grant under equity plans in order to provide for comparability of the Company’s data with that of its peer companies, since there may be significant variation in the “life” of existing equity plans across the peer companies.

The Compensation Committee reviewed the Company’s peer companies (further discussed below under “Compensation Discussion & Analysis”) to evaluate the Company’s overhang. The Company’s overhang percentage in recent years has approximated or been below the median overhang percentage of its peer companies.

Fiscal Year End	Total Options Issued and Outstanding	Total RSUs Issued and Outstanding	Shares Available for Grant	SanDisk Issued Overhang	Peer Companies Median Issued Overhang
2012	15,424,936	3,076,506	10,392,323	7.8%	N/A (1)
2011	17,556,136	2,050,666	13,365,242	8.1%	9.3%
2010	20,393,234	1,243,626	8,130,900	9.0%	8.9%

(1)	Peer companies median issued overhang data for fiscal year 2012 was not yet available as of the date of this proxy statement.

The 2013 Plan Conforms to Best Practices

The 2013 Plan shares many of the same best practices as the 2005 Plan, as follows:

•

Sets a fixed number of shares authorized for issuance, which will require the Company to seek specific stockholder approval for any future increases in the shares available for issuance under the 2013 Plan.

•	Requires that stock options and stock appreciation rights must be granted with an exercise price of at least 100% of the fair market value of the option shares on the grant date.

•	Prohibits equity award repricing without stockholder approval;

•	Does not permit options to be granted with a term exceeding seven (7) years;

•

Deducts the shares available for issuance under the 2013 Plan by the gross number of shares for which an award is exercised or vests, not the net number of shares actually issued upon exercise (in the event the exercise price is paid in shares of the Company’s Common Stock or shares are withheld to satisfy tax withholding obligations); and

•	Does not provide for the automatic full acceleration of outstanding equity awards in the event of a change in control if such equity awards are assumed by the successor corporation.

The Company Has an Active Stock Repurchase Program

On October 27, 2011, the Company announced a Board-approved plan authorizing the Company to repurchase up to $500 million of Common Stock in the open market or otherwise (the “Repurchase Plan”). On

December 20, 2012, the Company announced that the Board approved an increase of $750 million to the Repurchase Plan, bringing the total amount authorized for stock repurchases under the Repurchase Plan to $1.25 billion. The Repurchase Plan will expire on October 26, 2016. Under the Repurchase Plan, the Company had cumulatively repurchased 5.73 million shares of Common Stock for $234 million as of December 30, 2012, of which 5.65 million shares for $230 million were repurchased in fiscal year 2012. The 5.65 million shares repurchased in fiscal year 2012 exceeded the 4.53 million shares issued pursuant to the Company’s stock plans, including the Predecessor Plans and the Company’s employee stock purchase program, in fiscal year 2012. As of December 30, 2012, $1.02 billion remained available for stock repurchases. The Company believes that future repurchases undertaken pursuant to the Repurchase Plan will help to mitigate the potential dilution of Common Stock from the 2013 Plan. However, because this Proposal No. 2 does not contemplate the amount or timing of specific equity awards or stock repurchases, and the Company is unable at this point in time to estimate the amount or timing of specific equity awards, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards or the amount of dilution offset that may ultimately result from the Repurchase Plan.

Tax Aspects

The 2013 Plan is also designed to allow the Company to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Incentive Plan. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, RSUs, performance shares, performance units and performance bonuses awarded under the Stock Plan to qualify as “performance-based” within the meaning of Code Section 162(m), the Stock Plan limits the sizes of such awards as further described below. By their approval of the 2013 Plan, stockholders will be approving, among other things, eligibility requirements for participation in the 2013 Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the awards described below. See “Compensation Discussion and Analysis—162(m) Policy” for further information regarding the Company’s 162(m) Policy.

The information set forth in this Proxy Statement should not be regarded as an indication that the assumptions used to evaluate the need for a new incentive plan or the number of additional shares of Common Stock for which stockholder approval is being sought under such new incentive plan will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements reflect good faith estimates based on information currently available to the Company and the Compensation Committee, and involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, our hiring needs, compensation trends, achievement of performance metrics with respect to certain equity-based awards, the extent of option exercise activity, and others described in our Form 10-K for the fiscal year ended December 30, 2012, and our Form 10-Q for the fiscal quarter ended March 31, 2013.

Summary Description of 2013 Incentive Plan

The principal terms and provisions of the 2013 Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the 2013 Plan and is qualified in its entirety by reference to the complete text of the 2013 Plan, which is attached as Annex A to this Proxy Statement. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations at our principal offices at 951 SanDisk Drive, Milpitas, California 95035.

Incentive Programs. The 2013 Plan consists of two separate equity incentive programs: (i) the Discretionary Grant Program and (ii) the Stock Issuance and Cash Bonus Program. The principal features of each program are described below.

Administration. The Compensation Committee will have the exclusive authority to administer the Discretionary Grant and Stock Issuance and Cash Bonus Programs with respect to option grants, stock issuances, other share-based awards and cash bonuses for the Company’s Section 16 Officers and Board members and will also have the authority to make grants, awards and issuances under those programs to all other eligible individuals. Administration of the Discretionary Grant Program and Stock Issuance and Cash Bonus Program with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary option grants, stock appreciation rights, stock issuances or other share-based awards for members of the Compensation Committee must be authorized by a disinterested majority of the Board. Furthermore, the authority to grant options pursuant to the Discretionary Grant Program with respect to employees other than Section 16 Officers may, at the Board’s discretion, be vested in a Secondary Executive Committee to the extent permitted by Section 157(c) of the Delaware General Corporation Law. The term “plan administrator,” as used in this summary, will mean the Company’s Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2013 Plan.

Eligibility. Executive officers and employees, as well as independent consultants and contractors, in our employ or in the employ of our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the Discretionary Grant and Stock Issuance and Cash Bonus Programs. The Non-Employee Directors will also be eligible to participate in these programs. In addition, we have established internal compensation guidelines, which are subject to change from time to time, pursuant to which only employees who meet certain requirements would be eligible to be considered for a share-based award. As of March 15, 2013, approximately 7,600 persons (including four (4) executive officers and seven (7) Non-Employee Directors) were eligible to participate in the Discretionary Grant and Stock Issuance and Cash Bonus Programs pursuant to the terms of the 2013 Plan, of which approximately 3,900 persons (including four (4) executive officers and seven (7) Non-Employee Directors) were eligible to be considered for share-based awards under those programs pursuant to our internal guidelines in effect as of such date.

Securities Subject to 2013 Plan. If the 2013 Plan is approved by our stockholders, 20,000,000 shares of our Common Stock will initially be reserved for issuance over the term of the plan. As indicated above, the share reserve may be increased by up to an additional 10,000,000 shares of Common Stock, to the extent any options outstanding under the Predecessor Plans at the time of the Annual Meeting subsequently expire or terminate unexercised prior to vesting. As of March 15, 2013, approximately 14.9 million shares were subject to awards outstanding under the Predecessor Plans and an additional approximately 9.7 million shares remained available for future grant under the 2005 Plan. Additionally, approximately 0.6 million shares were subject to awards granted and outstanding under the Assumed Plans and an additional 61,688 shares remained available for future grant under the Assumed Plans.

If our stockholders approve the 2013 Plan at the Annual Meeting, other than automatic Non-Employee Director grants under the 2005 Plan, which will take effect immediately upon the election of the Non-Employee Directors to the Board of Directors at the Annual Meeting, and other than awards established under the Company’s annual cash incentive program for fiscal year 2013, no further awards will be made under the 2005 Plan or the Assumed Plans and the portion of the share reserve under the 2005 Plan and the Assumed Plans which is in excess of the then-outstanding awards under the 2005 Plan and the Assumed Plans will be cancelled upon such stockholder approval. Stockholder approval of the 2013 Plan will not affect any awards outstanding under the Predecessor Plans, and those awards will remain outstanding in accordance with their terms.

Each share of Common Stock which may be issued pursuant to the Discretionary Grant Program shall be counted against the shares of Common Stock authorized for issuance under the 2013 Plan as one (1) share of Common Stock. Each share of Common Stock which may be issued pursuant to the Stock Issuance and Cash Bonus Program shall be counted against the shares of Common Stock authorized for issuance under the 2013 Plan as 1.5 shares of Common Stock. To the extent that a share of Common Stock that was subject to a Full Value Award expires or terminates or is otherwise forfeited to, or repurchased by, the Company shall count as having returned 1.5 shares of Common Stock to the total number of shares of Common Stock which are available for future grant or sale under the 2013 Plan.

No participant in the 2013 Plan may receive option grants, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other share-based awards for more than 1,000,000 shares of Common Stock in the aggregate in any single calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions, provided that, with regard to Non-Employee Directors, this limitation shall be 150,000 shares of Common Stock in the aggregate per calendar year. This limitation will assure that any deductions to which the Company would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m). In addition, one or more shares issued under the Stock Issuance and Cash Bonus Program may also qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the vesting of those shares is tied solely to the attainment of one or more of the corporate performance milestones discussed below in the summary description of that program.

The shares of Common Stock issuable under the 2013 Plan may be drawn from shares of the Company’s authorized but unissued Common Stock or from shares of Common Stock that the Company acquires, including shares purchased on the open market or in private transactions.

Shares subject to any outstanding options or other awards under the 2013 Plan that remain unissued when those options or awards expire or terminate will be available for subsequent grants and awards under the 2013 Plan. Any unvested shares issued under the 2013 Plan that are subsequently forfeited, or that the Company repurchases at a price not greater than the original issue price paid per share pursuant to the Company’s repurchase rights under the 2013 Plan, will be added back to the share reserve under the 2013 Plan and will accordingly be available for subsequent issuance.

There are no net counting provisions in effect under the 2013 Plan. Accordingly, the following share counting procedures will apply:

•

Should the exercise price of an option be paid in shares of our Common Stock, then the number of shares reserved for issuance under the 2013 Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.

•

Should shares of Common Stock otherwise issuable under the 2013 Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an option or stock appreciation right or the issuance of fully-vested shares under the Stock Issuance and Cash Bonus Program, then the number of shares of Common Stock available for issuance under the 2013 Plan will be reduced by the full number of shares issuable under the exercised option or stock appreciation right or the full number of fully-vested shares issuable under the Stock Issuance and Cash Bonus Program, calculated in each instance prior to any such share withholding.

•

Upon the exercise of any stock appreciation right granted under the 2013 Plan, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.

Equity Incentive Programs

Discretionary Grant Program. Under the Discretionary Grant Program, eligible persons may be granted options to purchase shares of the Company’s Common Stock or stock appreciation rights tied to the value of the Common Stock. Other than as will be provided in the written policy adopted by the Company regarding the compensation of Non-Employee Directors, as may be amended from time to time (the “Non-Employee Director Compensation Policy”), the plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock appreciation rights, the time or times when those options or stock appreciation rights are to be granted, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the grant, the maximum term for which the granted option or stock appreciation right is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws. The holder of an option or stock appreciation right will have no stockholder rights (including dividend or dividend equivalent rights) with respect to the shares subject to the option or stock appreciation right until such person has exercised the option or stock appreciation right, paid the exercise price and become a holder of record of the purchased shares.

Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of seven (7) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares.

Incentive stock options may by granted only to employees. The aggregate fair market value of the shares of Common Stock for which one or more options granted to any employee under the 2013 Plan may for the first time become exercisable as incentive stock options during any one calendar year shall not exceed the sum of one hundred thousand dollars ($100,000). If any employee to whom an incentive stock option is granted is a holder of 10% of the Common Stock of the Company, then the exercise price shall not be less than one hundred ten percent (110%) of the fair market value per share of the Common Stock on the option grant date, and the option term shall not exceed five (5) years.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. Subject to Section 409A of the Code, the plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The 2013 Plan allows the issuance of two types of stock appreciation rights under the Discretionary Grant Program:

•

Tandem stock appreciation rights provide the holders with the rights to surrender their options for an appreciation distribution from the Company in an amount equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Stand-alone stock appreciation rights allow the holders to exercise those rights as to a specific number of shares of Common Stock and receive in exchange an appreciation distribution from the Company in an amount equal to the excess of (i) the fair market value of the shares of Common Stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of Common Stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of seven (7) years.

The distribution on any exercised tandem or stand-alone stock appreciation right will be made in shares of the Company’s Common Stock. Stock appreciation rights will remain exercisable for a limited period following the holder’s cessation of service, but only to the extent those rights are exercisable at the time of such cessation of service. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding, whether before or after the holder’s actual cessation of service.

Stock Issuance and Cash Bonus Program. Shares of Common Stock may be issued under the Stock Issuance and Cash Bonus Program, either as vested or unvested shares, through direct and immediate issuances without any intervening option grants. The issue price per share, if any, shall be fixed by the plan administrator, and may be payable in cash or any other valid consideration under Delaware law. Shares may also be issued as a bonus for past services without any cash purchase price required of the recipient. Shares of Common Stock may also be issued under the program pursuant to share right awards or RSUs, which entitle the recipients to receive those shares, without the payment of any cash purchase price, upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the recipient’s service with the Company.

The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances or share-based awards, the time or times when those issuances or awards are to be made, the number of shares subject to each such issuance or award, the vesting schedule to be in effect for the issuance or award and the cash consideration, if any, payable per share. The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals.

Performance-based awards granted under the 2013 Plan that may be paid only in cash and not related to shares and that are granted to any one individual in any one calendar year will not provide for payment of more than $10,000,000.

In order to assure that the compensation attributable to one or more restricted stock issuances, RSUs or other share-based awards, or cash bonus opportunities under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Section 162(m) of the Code, the plan administrator will also have the discretionary authority to structure one or more restricted stock issuances, RSUs or other share-based awards so that the shares of Common Stock subject to those issuances, units or awards or, in the case of a cash bonus opportunity, the right to receive any payment with respect to such opportunity, will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (1) return on total stockholder equity; (2) earnings per share; (3) net income or operating income; (4) earnings before interest, taxes, depreciation and amortization; (5) gross margin or operating margin; (6) sales, revenue or invoice targets; (7) return on assets, capital or investment; (8) cash flow; (9) market share; (10) penetration in or entry into specific channels or markets; (11) cost reduction goals; (12) budget comparisons; (13) measures of customer satisfaction; (14) measures of inventory turns or inventory weeks of supply; (15) new product developments or qualifications or launches or achievement of research and development milestones; (16) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to increase the Company’s revenue or profitability or enhance the Company’s customer base; (17) measures of employee satisfaction; (18) measures of improvements in product quality; (19) price of Common Stock; (20) design wins; (21) on-time delivery metrics; and (22) any combination of, or a specified increase in, any of the foregoing. Any of the performance goals may be based on either a GAAP or a non-GAAP measure, as determined by the Compensation Committee, provided that such non-GAAP measures comply with the requirements of Section 162(m) of the Code. In addition, such performance goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned.

The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance and Cash Bonus Program.

Outstanding RSUs or other share-based awards under the Stock Issuance and Cash Bonus Program will automatically terminate, and no shares of Common Stock will actually be issued in satisfaction of those units or awards, if the performance goals or service requirements established for such units or awards are not attained. The plan administrator, however, will have the discretionary authority to (i) issue shares of Common Stock in satisfaction of one or more outstanding RSUs or other share-based right awards as to which the designated performance goals or service requirements are not attained, and (ii) award cash bonus payments that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares, units or awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of changes in control or ownership or participant’s involuntary termination (and only then as determined by the plan administrator’s sole discretion).

General Provisions

Repricing Prohibition. The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval: (i) the cancellation/regrant of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of Common Stock for consideration payable in the Company’s equity securities, or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Repurchase Right. The plan administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the optionee cease service while such shares are unvested, the Company shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the fair market value per share of Common Stock at the time of repurchase.

Vesting Acceleration. In the event the Company should experience a change in control, the following special vesting acceleration provisions will be in effect for all options, stock appreciation rights and other awards granted or made under the Discretionary Grant and Stock Issuance and Cash Bonus Programs:

(i)	Each outstanding option or stock appreciation right under the Discretionary Grant Program will automatically vest in full upon a change in control, unless (A) that option or stock appreciation right is assumed or otherwise continued in effect by the successor corporation, (B) such option or stock appreciation right is replaced with a cash retention program which preserves the spread existing on the unvested shares subject to the option or stock appreciation right (the excess of the fair market value of those shares over the exercise or base price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, or (C) the acceleration of such option or stock appreciation right is subject to other limitations imposed by the plan administrator.

(ii)	Immediately prior to the consummation of the change in control, all outstanding options or stock appreciation rights under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the change in control transaction.

(iii)	All unvested shares outstanding under the Discretionary Grant and Stock Issuance and Cash Bonus Programs will immediately vest upon a change in control subject to compliance with Section 409A of the Code, except to the extent the Company’s repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Each outstanding RSU or other share-based award under the Stock Issuance and Cash Bonus Program will vest as to the number of shares of Common Stock subject to such unit or award upon the occurrence of a change in control, unless the unit or award is assumed by the successor corporation or otherwise continued in effect or is replaced with a cash retention program which preserves the fair market value of the underlying shares and provides for subsequent payout of that value in accordance with the same vesting schedule in effect for those shares.

(iv)	The plan administrator will have complete discretion to grant one or more options or stock appreciation rights under the Discretionary Grant Program which will vest and become exercisable for all the shares in the event an individual’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options or stock appreciation rights are assumed or otherwise continued in effect. The vesting of outstanding shares and the vesting and issuance of the shares of Common Stock subject to outstanding RSUs or other share-based awards under the Stock Issuance and Cash Bonus Program may also be structured to accelerate upon similar terms and conditions.

(v)	The plan administrator will have the discretion to structure one or more option grants or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights will immediately vest upon a change in control, whether or not the options or stock appreciation rights are to be assumed or otherwise continued in effect. The plan administrator may also structure unvested stock issuances or RSUs or other share rights awards under the Stock Issuance and Cash Bonus Program so that those issuances or awards will in all events vest immediately upon a change in control. In addition, the plan administrator will have the discretionary authority to structure one or more of the Company’s repurchase rights under the Discretionary Grant Program so that those rights will immediately terminate upon the consummation of the change in control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

(vi)	A change in control will be deemed to occur in the event (a) the Company is acquired by merger or asset sale, (b) there occurs a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Company’s assets, or (c) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, such transaction(s) will only constitute a change in control for purposes of the payment timing of such award if such transaction(s) also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(vii)

A hostile take-over will be deemed to occur if (a) there is a change in the majority of the Company’s Board of Directors as a result of one or more contested elections for board membership or (b) securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are acquired pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board of Directors does not recommend such stockholders to accept. Notwithstanding the forgoing, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, such transaction will only constitute a change in control for purposes of the payment timing of such award if such transaction also constitutes a ‘change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(viii)	The plan administrator will also have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights will, immediately prior to the effective date of a hostile take-over, vest and become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights. The plan administrator shall also have the discretionary authority to structure one or more of the Company’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate automatically upon the consummation of such hostile take-over, and the shares subject to those terminated rights shall thereupon vest in full. In addition, the plan administrator will have the authority to structure one or more awards under the Stock Issuance and Cash Bonus Program so that the shares of Common Stock subject to those awards will immediately vest upon the consummation of a hostile take-over. Alternatively, the plan administrator may condition such vesting acceleration upon the subsequent termination of an individual’s service within a designated period following the effective date of such hostile take-over.

(ix)	The plan administrator will have the discretionary authority to structure one or more unvested stock issuances, RSUs, other share right awards or cash bonus awards under the Stock Issuance and Cash Bonus Program so that the shares of Common Stock or cash subject to those issuances or awards shall automatically vest (or vest and become issuable or payable) in whole or in part immediately upon the occurrence of a change in control or hostile take-over or in the event an individual’s service with the Company or the successor entity is terminated (actually or constructively) under certain circumstances within a designated period following a change in control or hostile take-over.

(x)	The portion of any incentive stock option accelerated in connection with a change in control or hostile take-over shall remain exercisable as an incentive option only to the extent the applicable one hundred thousand dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a non-statutory option under the Federal tax laws.

The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Changes in Capitalization. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2013 Plan; (ii) the maximum number and/or class of securities by which the share reserve may increase by reason of the expiration or termination of unexercised options under the Predecessor Plans; (iii) the maximum number and/or class of securities which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program; (iv) the maximum number and/or class of securities for which any one person, including any Non-Employee Director, may be granted stock options, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) and other share-based awards under the 2013 Plan per calendar year; (v) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right; and (vi) the number and/or class of securities subject to each outstanding RSU or other stock-based award and the cash consideration (if any) payable per share. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2013 Plan or the outstanding awards thereunder.

Valuation. The fair market value per share of the Company’s Common Stock on any relevant date under the 2013 Plan will be deemed to be equal to the closing selling price per share on that date on the NASDAQ. On March 15, 2013, the fair market value per share of Common Stock determined on such basis was $55.11.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the exercise price for the purchased shares and become the holder of record or beneficial owner of the shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of the Company’s Common Stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2013 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand-alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have certain stockholder rights with respect to the shares of Common Stock issued to him or her under the 2013 Plan, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive dividends paid on such shares, but will not have the right to transfer such shares prior to vesting. A participant will not have any stockholder rights with respect to the shares of Common Stock subject to an RSU or other share right award until that unit or award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding RSUs or other share-right awards, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election. The plan administrator may provide one or more holders of options, stock appreciation rights, vested or unvested stock issuances, RSUs or any other share-based awards under the 2013 Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the exercise of those options or stock appreciation rights, the issuance of vested shares or the vesting of unvested shares issued to them. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of the Company’s Common Stock in payment of such withholding tax liability.

Amendment and Termination. The Board may amend or modify the 2013 Plan at any time. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options, stock appreciation rights, unvested stock issuances or other share-based awards at the time outstanding under the 2013 Plan unless the optionee or the participant consents to such amendment or modification. In addition, amendments to the 2013 Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which shares of Common Stock are at the time primarily traded. Unless sooner terminated by the Board, the 2013 Plan will terminate on the earliest of (i) March 14, 2023, (ii) the date on which all shares available for issuance under the 2013 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options, stock appreciation rights, RSUs and other share-based awards in connection with certain changes in control or ownership.

Subplans. The Compensation Committee of the Company’s Board of Directors will have the authority to adopt and implement from time to time such subplans under the 2013 Plan as it may deem necessary in order to bring the 2013 Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

Summary of Federal Income Tax Consequences

The U.S. federal income tax consequences of the 2013 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2013 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

Option Grants. Options granted under the Discretionary Grant Program may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The current Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the Company will be required to collect the withholding taxes applicable to such income from the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee’s termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the Company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right, and the Company will be required to collect the withholding taxes applicable to such income from the holder.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances. The tax principles applicable to direct stock issuances under the 2013 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Restricted Stock Units. No taxable income is recognized upon receipt of an RSU. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance and the Company will be required to collect the withholding taxes applicable to such income from the holder. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million deduction limitation per covered individual (which includes the chief executive officer or any of the three other most highly compensated executive officers, other than the chief financial officer) on the deductibility of the compensation paid to certain of the Company’s executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2013 Plan will remain deductible by the Company without limitation under Section 162(m) of the Code. On the other hand, any compensation deemed paid by the Company in connection with shares issued under the Stock Issuance and Cash Bonus Program will be subject to the $1 million deduction limitation. However, certain compensation paid to covered individuals pursuant to the 2013 Plan should not be subject to this deduction limitation if the 2013 Plan, including the list of performance milestones described above under the section entitled “Stock Issuance and Cash Bonus Program” applicable under the 2013 Plan for awards intended to qualify as performance-based under Section 162(m) of the Code, is approved by the Company’s stockholders and other conditions of Section 162(m) of the Code are satisfied.

Accounting Treatment. Pursuant to the accounting standards established by ASC 718, the Company is required to expense all share-based payments, including grants of stock options, stock appreciation rights, RSUs and all other awards under the 2013 Plan. Accordingly, stock options and stock appreciation rights which are granted to the Company’s employees and Non-Employee Directors that vest upon continuing employment are valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as a direct compensation expense against the Company’s reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of RSUs awarded under the 2013 Plan, the Company will be required to amortize over the vesting period based upon continuing employment a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any shares are unvested at the time of their direct issuance and vesting is based upon services provided, then the fair market value of those shares will be charged to the Company’s reported earnings ratably over the relevant service period. If the vesting of the shares at the time of their issuance is contingent upon performance metrics, then the fair market value of those shares will be valued and charged to the Company’s reported earnings as performance goals are met. The issuance of a fully-vested stock bonus will result in an immediate charge to the Company’s earnings equal to the fair market value of the bonus shares on the issuance date.

Option grants and other awards made under the 2013 Plan to non-employee consultants will result in a direct charge to the Company’s reported earnings based on the fair value of each such award as measured on the later of the Company’s reporting date or award exercise date for that award. Accordingly, such charge will include the change in the fair value of the award over the period between the grant date and each financial reporting date until such awards are exercised or forfeited.

New Plan Benefits

The number of awards that an employee, director or independent consultant or contractor may receive under the 2013 Plan is at the discretion of the plan administrator and therefore cannot be determined in advance. The Company has not approved any awards that are conditioned upon stockholder approval of the 2013 Plan. No stock options or other awards will be made under the 2013 Plan at any time prior to stockholder approval of the plan at the Annual Meeting. The Company is not currently considering any specific award grants under the 2013 Plan. If the additional shares that will be available under the 2013 Plan (assuming stockholders approve the proposed 2013 Plan) had been available for award purposes in fiscal year 2012, the Company does not expect that its fiscal year 2012 award grants would have been different from those actually made in that year under the 2005 Plan.

Regardless of whether the stockholders approve the 2013 Plan, Messrs. DeNuccio, Federman, Gomo, Hartenstein, Hu Marks and Ms. Lego, as the Non-Employee Directors, will each receive the following awards, granted under and subject to the 2005 Plan, upon his or her re-election to the Board at the Annual Meeting: (i) an option grant to purchase 6,250 shares of Common Stock and (ii) an RSU grant for a number of units determined by dividing $80,000 by the average closing price per share of Common Stock on NASDAQ for the five (5) trading days ended on, and including, the grant date. Each option grant will have an exercise price per share equal to the fair market value per share of our Common Stock on the grant date.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on Proposal No. 2 is required for approval of the 2013 Plan. Should such approval not be obtained, then the 2013 Plan will not be implemented. However, the existing 2005 Plan will continue in full force and effect until its expected March 15, 2015 expiration date, and awards may continue to be made under the 2005 Plan until such expiration date.

Recommendation of the Board of Directors

The Board believes that Proposal No. 2 is in the best interests of the Company and its stockholders and recommends a vote FOR the approval of the 2013 Plan and the initial reservation of 20,000,000 shares for issuance under the 2013 Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 3 will be required to ratify the appointment of Ernst & Young LLP.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this Proposal No. 3. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements annually since 1991. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting and that they will have the opportunity to make a statement if they desire to do so, and respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees incurred by the Company from Ernst & Young LLP for professional services rendered during fiscal years 2012 and 2011:

	2012	2011
Audit Fees(1)	$2,861,000	$2,914,000
Audit-Related Fees(2)	157,000	415,000
Tax Fees(3)	698,000	1,206,000
All Other Fees(4)	21,000	2,000

Total	$3,737,000	$4,537,000

(1)

Audit fees consisted of professional services provided in connection with the integrated audit of the Company’s financial statements, including services provided in connection with the annual audit of the Company’s internal control over financial reporting and review of the Company’s quarterly financial statements. The fees also included professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.

(2)	Audit-related fees consisted primarily of accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

(3)

Tax fees includes tax advice, tax planning and tax compliance fees. Total tax advice and tax planning fees were $435,000 and $845,000 for fiscal years 2012 and 2011, respectively. Total compliance fees, including expatriate compliance services, were $263,000 and $361,000 for fiscal years 2012 and 2011, respectively.

(4)	All other fees primarily included online research tools and grant funding requests.

All of the fiscal year 2012 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Exchange Act. In accordance with Section 10A of the Exchange Act, the Audit Committee may delegate to any member of the Audit Committee (referred to as the “Audit Committee Delegate”) the authority to pre-approve services not prohibited by law to be performed by the Company’s independent registered public accounting firm. The Audit Committee has appointed Ms. Lego as the Audit Committee Delegate and, as such, Ms. Lego reports any decision to pre-approve permissible services to the full Audit Committee at its next regular meeting. In addition, from time to time, the Audit Committee has adopted and/or revised a Pre-Approval Policy under which particular services or categories of services are pre-approved, subject to certain specified maximum dollar amounts. Such pre-approval is generally granted for a term of twelve (12) months from the date of pre-approval and automatically renews at the end of the one (1) year period unless revoked or revised by the Audit Committee.

The Audit Committee has concluded that the provision of the audit-related services, tax services and other non-audit services identified above is compatible with Ernst & Young LLP’s independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3 is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013.

Recommendation of the Board of Directors

The Board believes that Proposal No. 3 is in the Company’s best interests and the best interests of its stockholders and unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K with the SEC on February 19, 2013. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to the Company’s Investor Relations department at 951 SanDisk Drive, Milpitas, California 95035. The Annual Report on Form 10-K is also available at www.sandisk.com/IR.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 30, 2012 included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on February 19, 2013.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered accounting firm, Ernst & Young LLP, the matters required to be discussed by U.S. Auditing Standards, AU Section 380, as adopted by the Public Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012 filed with the SEC.

Audit Committee of the Board of Directors

Catherine P. Lego (Chair)

Irwin Federman

Steven J. Gomo

PROPOSAL NO. 4

ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS OF SANDISK CORPORATION

At the Company’s 2011 Annual Meeting of Stockholders, the Company’s stockholders voted in favor of holding an advisory vote to approve the compensation of the Company’s named executive officers every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve the compensation of the Company’s named executive officers.

In accordance with that policy and pursuant to Section 14A of the Exchange Act, the Company is asking stockholders to pass an advisory resolution commonly known as a “say-on-pay” proposal to approve the Company’s compensation of its Named Executive Officers for fiscal year 2012 (who are identified below in the “Compensation Discussion and Analysis”) as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” of this Proxy Statement, the Compensation Committee has designed the Company’s compensation of its Named Executive Officers to align each Named Executive Officer’s compensation with the Company’s near-, medium- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the executive officers who are crucial to the Company’s long-term success. You are urged to read the “Compensation Discussion and Analysis,” which describes in more detail the Company’s executive compensation policies, particularly as they relate to the Named Executive Officers, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of the Company’s Named Executive Officers.

The advisory resolution gives stockholders the opportunity to express their approval of the Company’s Named Executive Officer compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the “say-on-pay” proposal, the Compensation Committee will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

The Board believes that approval of Proposal No. 4 is in the Company’s best interests and the best interests of its stockholders and unanimously recommends a vote FOR the advisory resolution to approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers of the Company: the principal executive officer and the principal financial officer; two other most highly compensated individuals who were serving as executive officers as of the last day of fiscal year 2012; and one former executive officer who would have been one of the three other most highly compensated executive officers but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal year 2012. These individuals are referred to as the “Named Executive Officers” in this Proxy Statement and include:

•	Sanjay Mehrotra—President and Chief Executive Officer (principal executive officer);

•	Judy Bruner—Executive Vice President, Administration and Chief Financial Officer (principal financial officer);

•	Sumit Sadana—Executive Vice President and Chief Strategy Officer;

•	Dr. Khandker Quader—Senior Vice President, Memory Technology, Design and Product Development (who resigned from his position effective as of April 12, 2013); and

•	James Brelsford—Chief Legal Officer and Senior Vice President of IP Licensing (who resigned from his position effective as of December 14, 2012).

The Company’s current executive compensation programs are determined and approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee.

Executive Summary

SanDisk has a long-standing commitment to a compensation program guided by three basis philosophies: alignment of compensation with stockholder interests, pay-for-performance, and compensation opportunities that are competitive so that the Company can attract, retain and motivate top-tier talent. The Compensation Committee sets a significant portion of the compensation of the executive officers, including the Named Executive Officers, based on their ability to achieve annual financial and strategic objectives that advance the Company’s long-term business objectives and that are designed to create sustainable long-term stockholder value. The Compensation Committee also takes into consideration the fact that, consistent with the Company’s compensation philosophy described in more detail below, equity awards increase each Named Executive Officer’s stake in the Company, thereby reinforcing the incentive to manage the Company’s business as owners and subjecting a significant portion of the executive officer’s total compensation to fluctuations in the market price of Common Stock. During fiscal year 2012, a significant percentage of each Named Executive Officer’s total compensation (as reported in the Summary Compensation Table) was at-risk, having included (1) annual performance-based cash bonus opportunities, which become payable only upon the achievement of certain financial and strategic objectives established by the Compensation Committee, which advance the Company’s near-, medium- and long-term business objectives and are designed to create sustainable long-term stockholder value, (2) RSUs, the value of which is directly tied to the Company’s results of operations and the value of the Company’s Common Stock, and (3) and stock options with exercise prices equal to the fair market value of the Company’s Common Stock on the grant date, which become valuable only upon realized share appreciation after the grant date.

The Company’s performance-based compensation elements are also guided by the Committee’s long-term objectives of maintaining market competitiveness and retention value. In addition, the Company continues to be committed to good compensation governance practices, as evidenced by its clawback policy on cash-based incentive awards. The Compensation Committee believes that the compensation arrangements for the Named Executive Officers are consistent with market practice and provide for compensation that is reasonable in light of the Company’s and each individual Named Executive Officer’s performance.

Fiscal Year 2012 Business and Compensation Highlights. During fiscal year 2012, the Company and its Named Executive Officers exceeded expectations in their achievement of key strategic objectives, including, among others, those established by the Compensation Committee for the fiscal year 2012 performance-based cash incentive program discussed below. Key achievements for the Company for fiscal year 2012 included the following:

•

The Company outperformed in its transition to 19-nanometer technology, which accounted for the vast majority of the production output for the fourth quarter of the fiscal year and provided the Company with an industry-leading flash memory cost structure.

•	The Company made progress in developing future memory technologies, including both future NAND technology nodes and future 3-Dimensional memory technologies.

•	On a year-over-year basis, the Company’s full-year solid state drive (“SSD”) sales almost tripled and represented 9% of the Company’s fiscal year 2012 revenue.

•	In the fourth quarter, the Company began revenue shipments of its SAS SSDs to a fourth storage original equipment manufacturer (“OEM”).

•	The Company achieved multiple design wins in client SSDs with existing and new customers, and the Company now supplies client SSDs to ten leading PC OEMs.

•	The Company made progress in expanding its OEM embedded solutions offering, achieving record revenues from OEM embedded products in the fourth quarter of fiscal year 2012.

•	In its retail channel, the Company achieved record unit sales of USB drives and increased sales in emerging markets.

As discussed in more detail below, a significant portion of the compensation for the Company’s Named Executive Officers in fiscal year 2012 was based on the performance-based cash incentive program, which is tied to the achievement of certain strategic and financial objectives established by the Compensation Committee at the beginning of the year. In terms of the financial objectives, while the Company and its Named Executive Officers executed very well to drive significant sequential growth in the second half of the year, the Company’s results in first half of the year were impacted by weak industry pricing, card de-bundling among handset OEMs and embedded product transitions. The Company’s diluted non-GAAP earnings per share (“EPS”) for fiscal year 2012 was $2.38 per share, below the minimum EPS target that drove the financial objectives portion of the cash incentive program, as established by the Compensation Committee. However, in the aggregate, the Company exceeded the target performance levels for the multiple strategic objectives established by the Compensation Committee. As discussed in more detail below, upon considering the achievement and weighting of the financial and strategic objectives, as well as individual performance factors for each Named Executive Officer, the Compensation Committee approved cash incentive award payouts to the Named Executive Officers at a rate below their target cash incentive compensation.

The Company uses non-GAAP measures to establish financial and strategic goals and to measure performance for executive officer compensation because the Company believes that non-GAAP measures allow management to better evaluate the core operating performance of the Company especially when comparing to the results of previous periods and to the Company’s business model objectives. For reconciliation of non-GAAP to GAAP financial measures, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” of the Company’s Form 10-K for the fiscal year ended December 30, 2012.

Executive Compensation Program Objectives and Overview

Objectives of Compensation Program. In structuring the Company’s current executive officer compensation programs, the Company is guided by the following basic philosophies and objectives:

•

Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the executive officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•	Pay for Performance. A substantial portion of compensation should be tied to Company and individual performance.

•	Competition. The Company should provide competitive compensation opportunities so that the Company can attract, retain and motivate qualified executive officers.

As described in more detail below, the material elements of the Company’s current executive compensation program for the executive officers include the following: a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits and severance protection for certain terminations of employment. These individual compensation elements are intended to create a total compensation package for the executive officers that the Company believes achieves its compensation objectives and provides competitive compensation opportunities. Furthermore, with the exception of the severance protection, the elements of the executive officers’ compensation are the same as those of the Company’s broader employee population, which the Company believes also aligns the interests of the executive officers with the Company as a whole.

The Company believes that each element of its executive compensation program helps the Company to achieve one or more of the compensation objectives described above. The table below lists each material element of the Company’s executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executive officers

Annual Cash Incentive Opportunity	• Hold executive officers accountable for performance • Align executive officers’ interests with those of stockholders • Attract, retain and motivate qualified executive officers

Long-term Share-Based Incentives	• Align executive officers’ interests with those of stockholders • Hold executive officers accountable for performance • Attract, retain and motivate qualified executive officers

401(k) Retirement Benefits	• Attract, retain and motivate qualified executive officers

Severance and Other Benefits Upon Termination of Employment in Certain Circumstances	• Attract, retain and motivate qualified executive officers

As illustrated by the table above, base salaries, 401(k) retirement benefits and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executive officers. These are the elements of the Company’s current executive compensation program where the value of the benefit in any given year is generally not variable. The Company believes that in order to attract, retain and motivate top-caliber executive officers, it needs to provide them with predictable benefit amounts that reward their continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis. The Company believes that this mix of long-term and short-term elements allows the Company to achieve its goals of attracting and retaining executive officers.

The Company’s annual cash incentive opportunity is primarily intended to hold the executive officers, including the Named Executive Officers, accountable for their performance, although the Company believes the cash incentive also aligns the interests of the executive officers with those of the Company’s stockholders and helps the Company attract, retain and motivate the executive officers. The Company’s long-term share-based incentives are primarily intended to align the interests of the executive officers, including the Named Executive Officers, with those of the Company’s stockholders, although the Company believes the share-based incentives also help hold executive officers accountable for their performance and help the Company attract, retain and motivate executive officers. The annual cash incentive opportunity and the long-term share-based incentives are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. The annual cash incentive opportunity is paid out on an annual basis to the executive officers, including the Named Executive Officers, and is designed to reward performance for that period. The long-term equity incentives are generally designed to reward performance over one or more years.

Consistent with the compensation philosophies described above, the goal of the Company is to provide its executive officers, including the Named Executive Officers, with a compensation program that is competitive relative to its industry peers. To that end, the Compensation Committee evaluates executive compensation relative to compensation paid to similarly situated executive officers at companies determined to be peer companies of the Company. The Compensation Committee reviewed and approved the following selected peer companies for fiscal year 2012:

•   Adobe Systems Incorporated

•   Advanced Micro Devices, Inc.

•   Analog Devices, Inc.

•   Broadcom Corporation

•   CA, Inc.

•   Electronic Arts, Inc.

•   Juniper Networks, Inc.

•   LSI Corporation

•   Marvell Technology Group Ltd.

• Maxim Integrated Products, Inc. • Micron Technology, Inc. • NetApp, Inc. • NVIDIA Corporation • Seagate Technology LLC • Symantec Corporation • Xilinx, Inc. • Yahoo! Inc.

These peer companies were selected from within and outside the Company’s industry on the basis of their comparability to the Company in size and growth patterns, as well as their competition with the Company for executive talent. Although the peer companies differ from the S&P Semiconductor Company Stock Index and the Philadelphia Semiconductor Index, which the Company has selected as the industry indices for purposes of the stock performance graph that appeared in the Company’s Form 10-K for the fiscal year ended December 30, 2012, the Company and the Compensation Committee believe these peer companies provided relevant comparative compensation data for the Company for fiscal year 2012.

While the Compensation Committee evaluates executive officer compensation relative to compensation paid at these peer companies, the Compensation Committee does not use a formula for determining compensation for the executive officers, including the Named Executive Officers, and therefore does not benchmark compensation at any specific levels relative to the peer companies. In setting compensation for the Named Executive Officers, the Compensation Committee reviews and considers a multitude of factors, including not only competitiveness relative to the peer companies, but also experience levels, performance achieved, specific skills or competencies, the desired pay mix between near-, medium- and long-term incentives, and the Company’s budget. In determining the appropriate levels of compensation to be paid to the executive officers, including the Named Executive Officers, the Compensation Committee also considers compensation previously realized by the executive officer in his or her employment with the Company. However, amounts realized from prior compensation were not a material factor in determining the fiscal year 2012 compensation for the Named Executive Officers.

Processes and Procedures. The Company’s President and Chief Executive Officer (the “Chief Executive Officer”) recommends to the Compensation Committee for its approval the base salary, annual bonus and long-term equity compensation levels for the executive officers other than himself, in accordance with the Compensation Committee charter. At Compensation Committee meetings pertaining to executive officer compensation, the Company’s Chief Executive Officer presents compensation recommendations for the executive officers other than himself and explains to the Compensation Committee the basis and rationale for his recommendations. With respect to his recommendations, the Company’s Chief Executive Officer considers the scope and responsibility of each executive officer’s position, the individual performance of each executive officer and the contributions of each executive officer to the Company’s performance, and reviews survey data on the compensation of similarly situated executive officers in comparable companies based on size, location and industry, including the Company’s peer companies, to the extent that there is a similarly situated executive officer. The Company’s Executive Vice President, Administration and Chief Financial Officer provides financial information to the Compensation Committee, as requested from time to time, and during fiscal year 2012, provided input to the Company’s Chief Executive Officer for his recommendations on the form and amount of compensation provided to the Company’s Chief Legal Officer and Senior Vice President of IP Licensing prior to Mr. Brelsford’s resignation from such position. Except for the Company’s Chief Executive Officer and Executive Vice President, Administration and Chief Financial Officer, the Company’s executive officers do not have any role in determining or recommending the form or amount of compensation provided to the Named Executive Officers other than providing financial or other information as the Compensation Committee may request from time to time. In fiscal year 2012, because Dr. Quader was not an executive officer at the time of the Compensation Committee’s deliberations in February 2012, Dr. Quader’s base salary, target bonus under the annual cash incentive opportunity, and a portion of his long-term share-based incentive awards were approved by the Company’s Chief Executive Officer instead of the Compensation Committee.

With respect to compensation of each of the executive officers, the Compensation Committee considers the individual performance of the executive officer, the contributions of the executive officer to the Company’s performance and the desired pay mix between near-, medium- and long-term incentives and deliberates to determine an appropriate level of compensation for each executive officer. With respect to the compensation of each of the executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommendations and the basis and rationale for such recommendations, as well as the scope and responsibility of each executive officer’s position. The performance of each executive officer is reviewed annually by the Compensation Committee based on whether various performance objectives were met during the preceding review period and, with respect to executive officers other than the Chief Executive Officer, based on the Chief Executive Officer’s feedback regarding the performance of each executive officer. Each executive officer is given a performance rating based on the Compensation Committee’s review, which is then used in the Compensation Committee’s review and analysis of such executive officer’s overall compensation. During the course of its deliberations, the Compensation Committee may also review data pertaining to executive officer compensation data from the Company’s peer companies, which data may be prepared and presented by the Company’s management and/or a compensation consulting firm.

The Company’s Chief Executive Officer, Mr. Mehrotra, has not participated in the Compensation Committee deliberations that relate to his personal compensation and he has excused himself from portions of the Compensation Committee meetings during which such deliberations occurred. During fiscal year 2012, Mr. Mehrotra attended the portions of the meetings of the Compensation Committee relating to Company-wide compensation issues and the compensation of the executive officers other than himself.

In fiscal year 2012, the Compensation Committee did not retain any outside compensation consultants to advise on fiscal year 2012 executive compensation matters. In fiscal year 2012, the Company’s management retained Compensia, Inc., an outside compensation consultant, to assist management in analyzing the Company’s peer companies for fiscal year 2013 compensation, evaluating the competitiveness of the Company’s executive compensation programs relative to the Company’s fiscal year 2012 peer companies and providing management with information on compensation-related trends and developments in the Company’s industry and fiscal year

2012 peer companies, including equity award practices. Compensia did not provide any other services to the Company. The Company’s Chief Executive Officer has not met or consulted with Compensia individually, nor has he met with Compensia with respect to his individual compensation.

Continued Commitment to Good Compensation Governance. The Company endeavors to maintain good governance standards with respect to its executive compensation program. The Compensation Committee believes that the compensation arrangements for the executive officers, including the Named Executive Officers, are consistent with market practice and provide for compensation that is reasonable based on the Company’s and each individual executive officer’s performance. The Company has instituted the following policies, which remained in effect in fiscal year 2012, to ensure that its executive compensation program is consistent with good governance standards:

•	In general, the executive officers will not be entitled to guaranteed, non-performance based bonuses or salary increases.

•	In general, the executive officers will not be entitled to tax reimbursement or tax gross-up payments in respect of perquisites or other compensation.

•

The Company maintains a clawback policy pursuant to which each Section 16 Officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any cash-based incentive compensation received if the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements.

•

To align the interests of the Company’s executive officers with the interests of the Company’s stockholders, the Company maintains stock ownership guidelines (set forth in the Company’s Corporate Governance Principles, which are available on the Company’s website) that require that each executive officer retain a minimum equity ownership interest in the Company. In addition, the Company’s insider trading policy prohibits the Company’s executive officers from short-selling the Company’s Common Stock, trading in derivative securities related to the Company’s securities, including the Company’s Common Stock, or otherwise engaging in activities designed to hedge against the Company’s Common Stock.

•

Perquisites and other personal benefits do not constitute a significant portion of the compensation for the executive officers. The Company’s executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as other regular employees.

•

The Company does not currently offer, nor does the Company have plans to provide, defined benefit pension arrangements or nonqualified deferred compensation plans or arrangements to its executive officers.

Elements of the Current Executive Compensation Program

Base Salaries

The Compensation Committee generally reviews the base salaries of the executive officers, including the Named Executive Officers, in the first quarter of each year. To assist with that review, management has in the past provided the Compensation Committee with a summary of the base salary levels in effect for comparable executive officers at the Company’s peer companies (based on their published prior fiscal year’s data). The Compensation Committee has typically considered such summary, as well as internal comparables, individual performance and the Company’s financial performance, in reviewing the executive officers’ base salary levels. The weighting of these factors by the Compensation Committee has been subjective, and not formulaic. The Compensation Committee does not use a formula for determining the executive officers’ base salaries and other forms of compensation and does not benchmark compensation at any specific levels relative to the peer companies.

Based on the subjective factors described above, the Compensation Committee determined it was appropriate to set annual base salaries for fiscal year 2012 for Mr. Mehrotra, Ms. Bruner, Mr. Sadana and Mr. Brelsford, effective as of February 27, 2012, at $900,000, $567,000, $425,000 and $409,500, respectively. In addition, in connection with Mr. Sadana’s promotion to Executive Vice President and Chief Strategy Officer in September 2012, the Compensation Committee determined it was appropriate to increase Mr. Sadana’s annual base salary to $475,000, effective as of September 13, 2012. Dr. Quader’s salary for fiscal year 2012 was not set by the Compensation Committee because he was not an executive officer at the time of the Compensation Committee’s deliberations in February 2012. Dr. Quader’s salary for fiscal year 2012 was set at the level set forth in the “Salary” column of the Summary Compensation Table by Mr. Mehrotra based on an evaluation of the same subjective factors described above. The total base salaries effective for fiscal year 2012 for each of the Named Executive Officers are as set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Incentive Awards

None of the executive officers, including the Named Executive Officers who are currently employees of the Company, has an employment agreement or other contractual right to cash incentive awards for any given year other than the change in control agreements entered into with the Named Executive Officers and the severance benefits agreement entered into with the Company’s Chief Executive Officer. In recent years, the Company has granted cash incentive awards to the Named Executive Officers that were determined based on the achievement of specified performance goals, which were the same performance goals for the cash incentive awards provided to the Company’s broader employee population. In February 2012, the Compensation Committee approved a cash incentive program for fiscal year 2012 in which the employees, including the Named Executive Officers, were participants (the “2012 bonus program”). Cash incentive awards provided to the Named Executive Officers under the 2012 bonus program were designed to qualify as “performance-based” for purposes of Section 162(m) of the Code, with respect to Messrs. Mehrotra, Brelsford and Sadana. The Named Executive Officers’ cash incentive awards under the 2012 bonus program include a target incentive amount that is expressed as a percentage of base salary, each of which was approved by the Compensation Committee based on its review of comparable bonus opportunities at the Company’s peer companies, internal comparability with percentage targets of other executive officers and the executive officer’s level of responsibility, experience and knowledge. The target incentive amounts generally increase as an executive officer’s responsibilities increase, reflecting the Company’s compensation philosophy that as an executive officer’s level of responsibility increases, a greater portion of that executive officer’s total compensation should be dependent on the Company’s performance.

In February 2012, the Compensation Committee set the Named Executive Officer target bonus percentages for fiscal year 2012 as follows: 150% of base salary for Mr. Mehrotra; 100% of base salary for Ms. Bruner; 75% of base salary for Mr. Brelsford; and 75% of base salary for Mr. Sadana. In addition, in September 2012, in connection with Mr. Sadana’s promotion to Executive Vice President and Chief Strategy Officer, the Compensation Committee increased the target bonus percentage for Mr. Sadana from 75% to 90% of base salary. The Named Executive Officer target bonus percentages for fiscal year 2012 were higher than those set for the Named Executive Officers in fiscal year 2011, and are based upon the Compensation Committee’s determination that the increase was appropriate due to its evaluation of the factors described above. Dr. Quader’s target bonus percentage was not set by the Compensation Committee in fiscal year 2012 because he was not an executive officer at the time of the Compensation Committee’s deliberations in February 2012. Dr. Quader’s target bonus percentage was set at 70% of base salary by Mr. Mehrotra at the beginning of fiscal year 2012 based on an evaluation of the same factors described above. In accordance with Section 162(m) of the Code, the Compensation Committee established a maximum bonus amount payable to each of Mr. Mehrotra, Mr. Brelsford and Mr. Sadana under the 2012 bonus program of 300% of his target bonus amount in connection with the achievement of the business objectives described below. The Compensation Committee also established a maximum bonus amount payable to Ms. Bruner under the 2012 bonus program of 300% of her target bonus amount in connection with the achievement of the business objectives described below, although the compensation of the principal financial officer is not subject to Section 162(m) of the Code. Subject to the maximum target bonus amount, the Compensation Committee has the discretion to vary the individual cash incentive awards or bonuses based on the performance of the Company and the individual.

Eligibility for and the amount of bonuses payable under the 2012 bonus program were based on the following: (1) the Company’s performance relative to strategic objectives, which collectively constituted 35% of the 2012 bonus program, and (2) the Company’s performance during fiscal year 2012 relative to an EPS target, which constituted 65% of the 2012 bonus program. The strategic objectives approved by the Compensation Committee related to (1) research and development projects relating to future NAND technology nodes and future 3-dimensional memory technologies, (2) customer acceptance and revenue objectives with respect to client SSD products, (3) customer acceptance and revenue objectives with respect to enterprise SSD products, (4) customer acceptance objectives for embedded products with major OEM customers, and (5) unit sales targets with respect to retail sales in emerging markets. In the aggregate, the Company exceeded the target performance for the strategic objectives. With respect to the fiscal year 2012 EPS goal, the minimum EPS target approved by the Compensation Committee that would have resulted in a payout under the 2012 bonus program was $3.75 per share. The Company’s fiscal year 2012 EPS result was $2.38 per share, below the minimum EPS target approved by the Compensation Committee. Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” of the Company’s Form 10-K for the fiscal year ended December 30, 2012 includes a discussion of the non-GAAP financial measures used by the Company. The table within the non-GAAP financial measures discussion reconciles the Company’s non-GAAP net income to the Company’s GAAP-basis net income and shows how the corresponding per-share amounts were derived. The discussion following that table also includes a description of the adjustments shown in the table, including income tax adjustments.

After the completion of fiscal year 2012, the Compensation Committee evaluated the fiscal year 2012 performance of the Company and the individual performance of each Named Executive Officer who was currently an employee of the Company. As a result of the Company’s achievement of the strategic objectives described above, each of the Named Executive Officers became eligible for the maximum bonus amount of 300% of his or her target bonus amount (other than Dr. Quader, whose fiscal year 2012 bonus was not subject to a maximum limitation, in accordance with the 2012 bonus program in effect for the broader employee population). However, the Compensation Committee exercised its discretion in determining the final bonus amounts payable under the 2012 bonus program in consideration of the following factors. The Compensation Committee considered the Company’s actual EPS, which was below the minimum EPS threshold under the 2012 bonus program, and the 65% weighting of the EPS objective under the 2012 program. The Compensation Committee also considered the achievement of the strategic objectives in excess of the target performance objectives. Key consideration was also given by the Compensation Committee to the actions taken by the Named Executive Officers to improve the Company’s financial results sequentially quarter-over-quarter in the second half of fiscal year 2012, and the contributions of each of the Named Executive Officers to the over-achievement of the strategic objectives. The Compensation Committee also considered the individual performance of each Named Executive Officer, as follows:

•    Mr. Mehrotra—The Compensation Committee considered Mr. Mehrotra’s contributions to the sequential improvements achieved in the financial results in the latter half of fiscal year 2012, the leadership he provided toward achievement of the fiscal year 2012 strategic objectives, as well as his leadership in key decisions about future strategy.

•    Ms. Bruner—The Compensation Committee considered Ms. Bruner’s contributions to the sequential improvements achieved in the financial results in the latter half of fiscal year 2012, as well as her continued leadership in the Company’s financial matters, investor relations and other administrative and infrastructure functions and corporate management of the Company, particularly with respect to the preparation of the Company’s new headquarters facilities.

•    Mr. Sadana—The Compensation Committee considered Mr. Sadana’s contributions to the Company’s overall strategy and mergers and acquisitions in fiscal year 2012, the Company’s strategic position, and improvements in the Company’s product development process, as well as his leadership in the corporate management of the Company, including a period in fiscal year 2012 during which he also served as head of the Company’s corporate engineering department.

•    Dr. Quader—The Compensation Committee considered Dr. Quader’s contributions to and leadership in helping the Company outperform its strategic objectives in the areas of research and development relating to memory technologies and improvements in the Company’s product development process, and the contributions of the developments in memory technologies to near-, medium- and long-term stockholder value.

Upon consideration of each of the foregoing company-wide and individual factors, the Compensation Committee determined that the actual cash incentive awards for fiscal year 2012 for each Named Executive Officer should be as follows: $661,500 for Mr. Mehrotra (49% of his target bonus); $276,800 for Ms. Bruner (49% of her target bonus); $211,000 for Mr. Sadana (49% of his target bonus); and $125,800 for Dr. Quader (50% of his target bonus). Since Mr. Brelsford resigned from his position with the Company, effective as of December 14, 2012, Mr. Brelsford was not eligible for a cash incentive award for fiscal year 2012. These annual cash incentive awards earned by the Named Executive Officers for fiscal year 2012 are also set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Clawback Policy on Cash-Based Incentive Awards

The Section 16 Officers, including the Named Executive Officers, are subject to the Company’s clawback policy. The Company’s clawback policy provides that the Board may require reimbursement or forfeiture of all or a portion of any cash-based incentive compensation paid to such individual to the extent that (i) the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of cash-based incentive compensation previously earned by the individual is restated, and (iii) upon a determination by the Board, a lesser payment of cash-based incentive compensation would have been made to the individual based upon the restated financial results.

Long-Term Share-Based Incentive Awards

The Company’s policy is that the long-term compensation of the executive officers, including the Named Executive Officers, should be directly linked to the value provided to the Company’s stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are in, or valued by reference, to Common Stock. The Company’s share-based awards have been made in the form of stock options and RSUs, although the majority of these awards have historically been stock options. The number of shares of Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the economic value of comparable awards to comparable executive officers at the Company’s peer companies, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s performance in recent periods. The Compensation Committee also takes into consideration the number of unvested share-based incentive awards held by each Named Executive Officer, in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s executive officers, including the Named Executive Officers. Furthermore, similar to the setting of base salaries, the weighting of the above factors is subjective, and the Compensation Committee does not use a formula to determine the number or value of share-based incentive awards granted to any executive officer, including the Named Executive Officers.

The Compensation Committee typically grants long-term share-based incentive awards in the first quarter of the fiscal year, except for awards to new hires and awards related to the promotion and retention of current employees. However, there is no formal program, plan or policy in place at the Company or in the Compensation Committee’s charter with respect to the timing of long-term share-based incentive award grants, except as set forth below with respect to grants to new employees and related to promotions and retention. The Compensation Committee has complete discretion as to when it awards long-term share-based incentive awards. There is also no program, plan or policy related to the timing of grants to the executive officers in coordination with the release of material nonpublic information. Long-term share-based incentive awards granted to new hires or to promoted employees occur after the new hire has joined the Company or, in the case of a promoted employee, after the promotion has been approved. For a newly hired or promoted executive officer, the associated stock award is granted at the next meeting of the Compensation Committee. For a newly hired or promoted employee who is not an executive officer, the associated stock award is granted by the Company’s Special Option Committee or Secondary Executive Committee which generally takes actions every Friday.

Stock Options. The Compensation Committee grants a portion of the long-term share-based incentive awards to the executive officers, including the Named Executive Officers, in the form of stock options with an exercise price that is equal to the fair market value of the closing price of the Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the Company’s stockholders realize value on their shares. The stock options also function as a retention incentive for the Company’s executive officers as they vest over a four (4) year period following the grant date. In fiscal year 2012, the Compensation Committee granted stock options to each of the Named Executive Officers. The material terms of these stock options granted in fiscal year 2012 to the Named Executive Officers are described below under “Grants of Plan-Based Awards in Fiscal 2012.”

Restricted Stock Units. The Compensation Committee grants a portion of the long-term share-based incentive awards to the executive officers, including the Named Executive Officers, in the form of RSUs. An RSU represents a contractual right to receive one share of Common Stock if the applicable vesting requirements are satisfied. The Company has determined that it is advisable to grant RSUs in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution to stockholders. RSUs granted in fiscal year 2012 also function as a retention incentive as they generally vest over four (4) years following the grant date. In fiscal year 2012, the Compensation Committee granted RSUs subject to such time-based vesting to each of the Named Executive Officers. The material terms of these RSUs granted in fiscal year 2012 to the Named Executive Officers are described below under “Grants of Plan-Based Awards in Fiscal 2012.”

In fiscal year 2012, the Compensation Committee granted each Named Executive Officer RSUs and stock options as described under “Grants of Plan-Based Awards in Fiscal 2012.” The Compensation Committee considered the following in connection with its approval of grants of RSUs and stock options to each Named Executive Officer:

•    Mr. Mehrotra—In February 2012, the Compensation Committee granted Mr. Mehrotra additional RSUs and stock options. In connection with its approval of such grants, the Compensation Committee considered the economic value of the share-based awards granted to chief executive officers at the Company’s peer companies, Mr. Mehrotra’s individual performance in the recent period related to the Company’s financial, operational and strategic performance, his continued leadership of the Company, the Company’s financial performance in fiscal year 2011 and the proportional amount and value of Mr. Mehrotra’s unvested share-based incentive awards in comparison to the other Named Executive Officers.

•    Ms. Bruner—In February 2012, the Compensation Committee granted Ms. Bruner RSUs and stock options, and in connection with its approval of such grants, the Compensation Committee considered the economic value of the share-based awards granted to comparable executive officers at the Company’s peer companies, Ms. Bruner’s position and responsibilities as Executive Vice President, Administration and Chief Financial Officer and individual performance in the recent period related to the Company’s financial matters, investor relations and other administrative and infrastructure functions, as well as corporate management of the Company, the Company’s financial performance in fiscal year 2011 and the proportional amount and value of Ms. Bruner’s unvested share-based incentive awards in comparison to the other Named Executive Officers.

•    Mr. Sadana—In February 2012, the Compensation Committee granted Mr. Sadana RSUs and stock options, and in connection with its approval of such grants, the Compensation Committee considered the economic value of the share-based awards granted to comparable executive officers at the Company’s peer companies, Mr. Sadana’s position and responsibilities as Senior Vice President and Chief Strategy Officer and individual performance related to the Company’s overall strategy and mergers and acquisitions, as well as corporate management of the Company, the Company’s financial performance in fiscal year 2011 and the proportional amount and value of Mr. Sadana’s unvested share-based incentive awards in comparison to the other Named Executive Officers.

In addition, in September 2012, the Compensation Committee granted RSUs in connection with Mr. Sadana’s promotion to Executive Vice President and Chief Strategy Officer, effective as of September 13, 2012. In connection with its approval of such grant, the Compensation Committee considered Mr. Sadana’s promotion, his increased responsibilities in light of such promotion, and the economic value of the share-based awards granted to comparable executive officers at the Company’s peer companies.

•    Dr. Quader—In February 2012, the Compensation Committee granted Dr. Quader RSUs and stock options, and in connection with its approval of such grants, the Compensation Committee considered the economic value of the share-based awards granted to comparable senior management at the Company’s peer companies, Dr. Quader’s position and responsibilities as Senior Vice President, Memory Technology, Design and Product Development and individual performance related to the Company’s overall memory technology development and product development and the Company’s financial performance in fiscal year 2011.

In addition, in March 2012, based on a further evaluation of the economic value of the share-based awards granted to Dr. Quader compared with those granted to the Company’s other senior management, the Special Option Committee and the Secondary Executive Committee approved an additional grant of RSUs and stock options to Dr. Quader pursuant to the authority delegated by the Board to the Special Option Committee and Secondary Executive Committee, within the guidelines established by the Board for grants that may be approved by the such committees. Dr. Quader was not an executive officer of the Company at the time of such grant.

•    Mr. Brelsford—In February 2012, the Compensation Committee granted Mr. Brelsford RSUs and stock options, and in connection with its approval of such grants, the Compensation Committee considered the economic value of the share-based awards granted to comparable executive officers at the Company’s peer companies, Mr. Brelsford’s position and responsibilities as Chief Legal Officer and Senior Vice President of IP Licensing and individual performance in the recent period related to the Company’s legal matters and intellectual property licensing, the Company’s financial performance in fiscal year 2011 and the proportional amount and value of Mr. Brelsford’s unvested share-based incentive awards in comparison to the other Named Executive Officers.

401(k) Retirement Benefits

The Company provides a retirement benefit opportunity to its executive officers, including the Named Executive Officers, under the terms of its tax-qualified 401(k) plan. In fiscal year 2012, the Company made a discretionary matching contribution on behalf of each participant equal to one-half of the first 6% of compensation contributed to the plan by the participant. The Named Executive Officers participate in the plan on the same terms as the Company’s other participating employees. The Company does not maintain any other deferred compensation (including nonqualified deferred compensation), defined benefit or supplemental retirement plans for its Named Executive Officers.

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve the Company’s compensation objective of attracting, retaining and motivating qualified executive officers, the Company believes that it needs to provide the executive officers with severance protections that are consistent with the severance protections offered by its peer companies. The Company’s philosophy is that a contractual right to severance pay should exist for certain executive officers, including the

Named Executive Officers, only upon certain terminations of employment in connection with a change in control of the Company, and for the Chief Executive Officer, upon certain other terminations of employment.

Executive Severance Benefits Agreement Upon a Change in Control. Uncertainty regarding the continued employment of the executive officers upon the occurrence or potential occurrence of a change in control transaction results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. However, the Company generally does not believe that the executive officers should be entitled to cash severance benefits merely because a change in control transaction occurs. In order to encourage the executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides executive officers with severance benefits pursuant to a change in control agreement, if their employment is terminated by the Company without “cause” or by the executive officer for “good reason” (as those terms are defined in the agreements) within three (3) months before or eighteen (18) months following a change in control (a “Qualifying Termination”). The Company believes that a protected period of three (3) months before and eighteen (18) months following a change in control is in line with the severance protections provided to comparable executive officers at the Company’s peer companies. Given that none of the Named Executive Officers has an employment agreement that provides for a fixed position or duties, or for a fixed base salary or fixed annual bonus, absent some form of severance trigger upon “good reason,” potential acquirers could constructively terminate a Named Executive Officer’s employment and avoid paying severance. For example, following a change in control, an acquirer could materially demote a Named Executive Officer, reduce significantly his or her salary and/or eliminate his or her annual bonus opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Since the Company believes that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because the Company believes that acquirers would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance, the change in control agreements the Company has entered into with its Named Executive Officers permit the Named Executive Officers to terminate their employment in connection with a change in control for certain “good reasons” that the Company believes result in the constructive termination of the Named Executive Officers’ employment.

None of the change in control agreements of the Named Executive Officers provide for a tax “gross-up” obligation by the Company in the event of any excise tax payable as a result of Section 280G of the Code and instead, provides a “Best Results” methodology (which means that if a Named Executive Officer would be subject to such excise tax, any payments and benefits must be reduced to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made). The change in control agreements are for a term of four (4) years and, with the exception of Mr. Mehrotra’s agreement, provide for a severance payment of one and one-half times the annual base salary and target bonus, as well as eighteen (18) months of Company-paid medical insurance, in the event of a Qualifying Termination. Under Mr. Mehrotra’s change in control agreement, in the event of a Qualifying Termination, the severance payment is two times the annual base salary and target bonus and his entitlement to Company-paid medical insurance is for twenty-four (24) months.

As discussed under “Annual Cash Incentive Awards” and “Subsequent Committee Actions,” the Compensation Committee has established a target bonus percentage for each Named Executive Officer. Severance payments under the change in control agreements are based on these target bonus percentages as in effect for the calendar year in which the change in control occurs, regardless of actual performance and regardless of whether the Compensation Committee had the discretion to award a lower bonus or no bonus. The Company believes that the use of target bonuses for this purpose is appropriate to provide certainty to the executive officers and to avoid disputes concerning the calculation of severance payments.

The change in control agreements with the Named Executive Officers also provide certain other severance protections, such as (i) accelerated vesting of outstanding equity awards (with accelerated options to remain exercisable for twelve (12) months following termination, subject to the maximum term of the option); and (ii) executive outplacement benefits for twelve (12) months following termination (including resume assistance, career evaluation and assessment, individual career counseling, access to one or more on-line employment databases, and administrative support). Similar to cash severance benefits, the Company believes these other severance benefits are consistent with the severance arrangements of the Company’s peer companies and provide the Named Executive Officers with financial and personal security during a period of time when they are likely to be unemployed.

Severance Benefits Agreement Upon Termination of Employment. In connection with his promotion to Chief Executive Officer in January 2011, Mr. Mehrotra and the Company also entered into a separate severance agreement not related to a change in control of the Company, pursuant to which Mr. Mehrotra is entitled to severance benefits upon his termination without “cause” or voluntary resignation for “good reason” (as those terms are defined in the severance agreement) without regard to whether a change in control has occurred. The benefits payable to Mr. Mehrotra under his severance agreement are generally the same as provided for under his change in control agreement with the exception that the severance payment is two times the base salary (without a multiple of bonus) and he is still entitled to a pro-rata cash incentive bonus for the year in which his termination of employment has occurred. Only the equity awards which would vest over the twenty-four (24) months following Mr. Mehrotra’s termination of employment would accelerate upon his termination of employment (instead of all of Mr. Mehrotra’s then outstanding equity awards as provided for under his change in control agreement). In the event that Mr. Mehrotra is eligible to receive severance benefits under both his severance agreement and his change in control agreement, he will be entitled only to the severance benefits provided under his change in control agreement.

Please see “Potential Payments Upon Termination or Change in Control” below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Subsequent Committee Actions

In connection with its annual base salary review in February 2013 and based on the factors discussed above under “Base Salaries,” the Compensation Committee set the fiscal year 2013 base salaries of the Named Executive Officers who are currently employees of the Company as follows: Mr. Mehrotra, $950,000; Ms. Bruner, $595,500; Mr. Sadana, $496,000; and Dr. Quader, $400,000. These base salary adjustments, effective as of February 25, 2013, reflect increases from the most recent salaries for each of these Named Executive Officers of 5.6%, 5.0%, 4.4% and 11.1%, respectively.

In February 2013, the Compensation Committee also established performance targets and a maximum individual bonus payout amount in connection with the Company’s fiscal year 2013 annual cash incentive program for the Named Executive Officers who are currently employees of the Company which are intended to comply with Section 162(m) of the Code. The performance targets under the fiscal year 2013 annual cash incentive program relate to an EPS goal and certain strategic objectives, the attainment of which the Compensation Committee will evaluate following the end of fiscal year 2013.

Stock Ownership Guidelines

Each Director and executive officer is required to beneficially own Common Stock (within the meaning of Rule 13d-3 under the Exchange Act), with a minimum stock ownership requirement, if any, as determined by the Board from time to time. Each Director and executive officer is required to beneficially own 1,000 shares of Common Stock upon his or her one-year anniversary of service, increasing by 1,000 shares upon each anniversary of service as a Director up to a maximum of 5,000 shares after five years of service. The Company’s stock ownership guidelines are set forth in the Company’s Corporate Governance Principles, which are available on the Company’s website.

Insider Trading Policy

The Company’s insider trading policy prohibits the Company’s employees, including executive officers, from short-selling the Company’s Common Stock, trading in derivative securities related to the Company’s securities, including the Company’s Common Stock, or otherwise engaging in activities designed to hedge against the Company’s Common Stock.

Section 162(m) Policy

Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or RSUs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Say-on-Pay

The Board and management value the opinions of the Company’s stockholders. At the 2011 Annual Meeting of Stockholders, the Board recommended an annual say-on-pay advisory vote on executive compensation and approximately 89% of the votes cast on the say-on-pay frequency vote proposal were in favor of holding a say-on-pay advisory vote every year. As a result, the Board has implemented an annual advisory vote on the Company’s executive compensation program. At the 2012 Annual Meeting of Stockholders, more than 96% of the votes cast on the say-on-pay advisory vote proposal were in favor of the Company’s executive compensation program. The Board and the Compensation Committee reviewed the results of the say-on-pay vote and in light of the approval of a substantial majority of the Company’s stockholders of the executive compensation program, material changes to the executive compensation program were not made as a result of the outcome of the favorable say-on-pay advisory vote at the 2012 Annual Meeting of Stockholders. The Board and the Compensation Committee recognize that executive pay practices and notions of sound governance principles continue to evolve, and will continue to evaluate and adapt the Company’s executive compensation practices.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and the Company’s discussions, the Compensation Committee has recommended to the Company’s Board that this “Compensation Discussion and Analysis” be included in this Proxy Statement.

The foregoing report is provided by the following Non-Employee Directors, who constituted the Compensation Committee and participated in the review, discussions and recommendation referred to above with respect to the “Compensation Discussion and Analysis” of this Proxy Statement:

Irwin Federman (Chair)

Kevin DeNuccio

Dr. Chenming Hu

EXECUTIVE COMPENSATION

Summary Compensation Table—Fiscal 2010—2012

The following table presents information regarding compensation of the Named Executive Officers for services rendered during fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Sanjay Mehrotra,	2012	880,769		—		2,389,500	2,709,615	661,500	24,852		6,666,236
President & Chief Executive Officer (4)	2011	807,692		—		3,725,717	6,131,661	1,500,000	2,774		12,167,844
	2010	597,115		—		752,809	1,264,944	1,500,000	14,212		4,129,080

Judy Bruner,	2012	561,808		—		788,535	836,892	276,800	11,567		2,475,602
Executive Vice President,	2011	534,231		—		644,820	1,057,320	735,400	6,289		2,978,060
Administration & Chief Financial Officer	2010	505,385		—		376,419	632,472	950,000	8,988		2,473,264

Sumit Sadana	2012	430,769	(8)	—		1,731,625	634,009	211,000	9,474		3,016,877
Executive Vice President and Chief Strategy Officer (5)	2011	378,269		—		214,940	352,440	415,300	58,250	(9)	1,419,199
	2010	249,038		—		531,187	597,780	375,000	139,974	(10)	1,892,979

Dr. Khandker Quader,	2012	346,031		—		486,900	504,782	125,800	16,962		1,480,475
Senior Vice President, Memory Technology, Design and Product Development (6)

James F. Brelsford	2012	406,471		—		358,425	380,405	—	22,019		1,167,320
Chief Legal Officer and Senior Vice President of IP Licensing (7)	2011	376,136		—		214,940	352,440	360,000	8,542		1,312,058
	2010	367,885		25,000	(11)	112,920	189,742	525,000	11,299		1,231,837

(1)

The amounts shown represent the full grant date fair value of the stock awards and option awards granted to the Named Executive Officers during the fiscal year as computed in accordance with FASB ASC Topic 718 (“FASB 718”). For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in in Note 10—“Share-Based Compensation,” of the Notes to Consolidated Financial Statements in Item 8 “Financial Statements and Supplementary Data,” of the Company’s Form 10-K for the fiscal year ended December 30, 2012 filed with the SEC on February 19, 2013. Under U.S. generally accepted accounting principles (“GAAP”), compensation expense with respect to stock awards and option awards granted to the Company’s employees is generally recognized over the vesting periods applicable to the awards.

(2)

As described in the “Compensation Discussion and Analysis” under “Elements of the Current Executive Compensation Program—Annual Cash Incentive Awards,” each of the Named Executive Officers received a bonus for fiscal year 2012 in the amount disclosed, which was paid in March 2013.

(3)	The amounts shown include matching contributions to the Company’s 401(k) Plan on behalf of certain Named Executive Officers and imputed income from term life insurance coverage.

(4)

Mr. Mehrotra was appointed Chief Executive Officer, effective January 1, 2011. Mr. Mehrotra served as a member of the Board, beginning as of July 21, 2010, and as an employee-Director, Mr. Mehrotra did not receive additional compensation for his services as a Director in fiscal years 2010, 2011 or 2012.

(5)	For fiscal year 2010, amounts shown are for less than a full year, as Mr. Sadana joined the Company in April 2010.

(6)	Dr. Quader resigned as Senior Vice President, Memory Technology, Design and Product Development, effective as of April 12, 2013.

(7)	Mr. Brelsford resigned as Chief Legal Officer and Senior Vice President of IP Licensing, effective as of December 14, 2012.

(8)

Salary earned in fiscal year 2012 reflects an increased annual base salary of $475,000 per year, effective as of September 13, 2012, in connection with Mr. Sadana’s promotion to Executive Vice President and Chief Strategy Officer.

(9)	For fiscal year 2011, includes $50,000 payment of expenses incurred in connection with the sale of Mr. Sadana’s home.

(10)	For fiscal year 2010, reflects housing allowance in the amount of $64,974 and sign-on bonus of $75,000.

(11)	Reflects a one-time discretionary bonus upon completion of a strategic project.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers in fiscal years 2012, 2011 and 2010. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual cash incentive award in the form of either a bonus or a non-equity incentive plan compensation award and long-term equity incentives consisting of stock options and RSUs. The Named Executive Officers also earned or were paid the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2012 table, and the description of the material terms of the RSUs and stock options granted in fiscal year 2012 that follows the table, provides information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal year 2012. The Outstanding Equity Awards at Fiscal 2012 Year-End table and the Option Exercises and Stock Vested in Fiscal Year 2012 table provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows in “Change of Control Benefits Agreements with Named Executive Officers” is intended to further explain the potential future payments that are, or may become, payable to the Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, none of the Named Executive Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, generally in the first quarter of each fiscal year, the Compensation Committee establishes the base salary level for each of the Named Executive Officers. In making its determination, the Compensation Committee considers the factors discussed above under “Elements of the Current Executive Compensation Program—Base Salaries.” After the completion of fiscal year 2012, the Compensation Committee evaluated the performance of the Company and the individual performance of each Named Executive Officer during the year, and made bonus payments in March 2013 to each of the Named Executive Officers with respect to fiscal year 2012. The material terms of the bonuses paid with respect to fiscal year 2012 are described above under “Elements of the Current Executive Compensation Program—Annual Cash Incentive Awards.”

Consistent with the Company’s philosophy that a substantial portion of compensation should be contingent on the Company’s performance, equity and non-equity incentive compensation, including bonus amounts, for

Named Executive Officers in fiscal year 2012, the value of which, as described below under “Description of Plan-Based Awards,” is significantly dependent upon Company performance, comprised a large percentage of total compensation. The Company believes this allocation of base salary and incentive compensation in proportion to total compensation is appropriate to balance the Company’s dual goals of aligning the interests of executives and stockholders and providing predictable benefit amounts that reward an executive’s continued service.

Grants of Plan-Based Awards in Fiscal 2012

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal year 2012 under the 2005 Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Sanjay Mehrotra	2/17/2012				50,000			2,389,500
	2/17/2012					150,000	47.79	2,709,615
	2/17/2012	—	1,566,000	4,050,000

Judy Bruner	2/17/2012				16,500			788,535
	2/17/2012					49,500	47.79	836,892
	2/17/2012	—	657,720	1,701,000

Sumit Sadana	2/17/2012				12,500			597,375
	2/17/2012					37,500	47.79	634,009
	9/13/2012				25,000			1,134,250
	2/17/2012	—	413,250	1,068,750

Dr. Khandker Quader (3)	2/17/2012				5,000			238,950
	2/17/2012					15,000	47.79	253,604
	3/23/2012					15,000	49.40	251,178
	3/30/2012				5,000			247,950
	2/17/2012	5,040	292,320	504,000

James Brelsford (4)	2/17/2012				7,500			358,425
	2/17/2012					22,500	47.79	380,405
	2/17/2012	—	356,265	921,375

(1)

Under the 2012 bonus program, each Named Executive Officer (other than Dr. Quader) is eligible for a maximum bonus amount equal to 300% of his or her target bonus upon the achievement of any one of the objectives established under the 2012 bonus program. However, the Compensation Committee has the ability to exercise its discretion to adjust the actual payout to a lesser amount or to eliminate the bonus payout entirely. As a matter of practice, the Compensation Committee generally exercises discretion to pay each executive officer a lesser amount upon consideration of the actual achievement of the financial and strategic objectives in the fiscal year, the relative weightings assigned to the financial and strategic objectives by the Compensation Committee, the individual performance of the executive officer, and other factors as described under “Compensation Discussion and Analysis—Elements of the Current Executive Compensation Program—Annual Cash Incentive Awards.” Amounts under “Threshold” reflect that no payouts would have been payable under the 2012 bonus program if the Compensation Committee determined that actual achievement was sufficiently low compared against the established objectives under the 2012 bonus program and exercised its discretion to eliminate the bonus payout entirely. Amounts under “Target” reflect the target bonus amount, which would have been paid to the executive officer if each of the objectives had been achieved at 100% and the individual performance of each executive officer met his or her specified target levels, and the Compensation Committee had exercised its discretion accordingly, which, for each executive officer, would have been 116% of his or her target bonus. Actual bonuses paid under the 2012 bonus program are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled “Summary Compensation Table” above.

(2)

The amounts represent the full grant date fair value of the stock awards and option awards granted in fiscal year 2012 as computed in accordance with FASB 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in in Note 10—“Share-Based Compensation,” of the Notes to Consolidated Financial Statements in Item 8 “Financial Statements and Supplementary Data,” of the Company’s Form 10-K for the fiscal year ended December 30, 2012 filed with the SEC on February 19, 2013. Under GAAP, compensation expense with respect to stock awards and option awards granted to the Company’s employees is generally recognized over the vesting periods applicable to the awards.

(3)

Dr. Quader was not an executive officer at the time the Compensation Committee established the 2012 bonus program in February 2012 and therefore was not subject to the same terms as the other Named Executive Officers under the 2012 bonus program. Amounts under “Threshold” reflect the minimum amounts payable if the Company had achieved the minimum level, compared against the established business objectives under the 2012 bonus program, under which any bonus amount would have been payable. Amounts under “Target” reflect the target bonus amount, which would have been paid to Dr. Quader if each of the business objectives had been achieved at 100 percent. Amounts under “Maximum” reflect the maximum amounts payable if the Company had overachieved each of the business objectives at the maximum levels contemplated under the 2012 bonus program. Actual bonuses paid under the 2012 bonus program are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled “Summary Compensation Table” above.

(4)	Mr. Brelsford resigned from his position with the Company, effective as of December 14, 2012, and was therefore not eligible for a cash incentive award for fiscal year 2012.

Description of Plan-Based Awards

All actual non-equity incentive plan payouts were made under the fiscal year 2012 annual cash incentive plan and are disclosed in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

During fiscal year 2012, each Named Executive Officer was awarded time-based RSU and stock option awards. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan. The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the provisions and make all required determinations under the 2005 Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2005 Plan are generally transferable only to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2005 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding share-based awards granted under the plan will generally become fully vested and, in the case of options, exercisable, to the extent such outstanding awards are not substituted or assumed in connection with the transaction. Any options that would vest in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, if there is a change in control of the Company, the Compensation Committee may terminate the performance period applicable to the cash incentive award and pro-rate (based on the number of days during the performance period prior to the transaction) the bonus and performance objectives based on year-to-date performance.

Restricted Stock Units

Each RSU reported in the table above and granted to the Named Executive Officers in fiscal year 2012 represents a contractual right to receive one share of the Company’s Common Stock if the vesting requirements described below are satisfied. RSUs are credited to a bookkeeping account established by the Company on behalf of each Named Executive Officer receiving such an award. The RSUs are subject to a four (4) year vesting schedule, with 25% of the units vesting on each of the first four (4) anniversaries of the date of grant. Outstanding RSUs, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the RSU will immediately terminate upon a termination of the Named Executive Officer’s employment.

RSUs will generally be paid in an equivalent number of shares of the Company’s Common Stock as they vest. The Named Executive Officers are not entitled to voting rights with respect to the RSUs. However, the Named Executive Officers are entitled to the following dividend equivalent rights with respect to the RSUs. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the RSUs have either been paid or terminated, then the Company will credit the Named Executive Officer’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid RSUs (including any unvested RSUs) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

Stock Options

Each stock option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of Common Stock on NASDAQ on the applicable grant date.

Each stock option granted to the Named Executive Officers in fiscal year 2012 is subject to a four (4) year vesting schedule, with 25% of the option vesting on first anniversary of the date of grant, and the remaining 75% of the option vesting in twelve (12) substantially equal installments on each successive three (3) month anniversary thereafter. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to the Named Executive Officers in fiscal year 2012 has a term of seven (7) years. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three (3) months to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve (12) months if the termination is on account of the Named Executive Officer’s death or permanent disability. However, if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan), outstanding stock options (whether vested or unvested) will immediately terminate.

In connection with Mr. Brelsford’s resignation from the position of Chief Legal Officer and Senior Vice President of IP Licensing, because Mr. Brelsford’s resignation took effect during a closed trading window under the terms of the Company’s insider trading policy, the Compensation Committee amended the terms of Mr. Brelsford’s options such that the three (3) month post-termination exercisability period referenced above began on the first day on which the trading window re-opened following the public announcement of the Company’s earnings for the fourth quarter of fiscal year 2012. Under these amended terms, the vested portion of Mr. Brelsford’s options will remain exercisable until April 27, 2013. The Company recorded share-based expense in the fourth quarter of fiscal year 2012 associated with this modification to Mr. Brelsford’s options.

The stock options granted to the Named Executive Officers during fiscal year 2012 do not include any dividend or dividend equivalent rights.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of December 30, 2012, including the vesting dates for the portions of these awards that had not vested as of that date. Additional information regarding these awards is presented in the footnotes below and in the table below under “Option Exercises and Stock Vested in Fiscal year 2012.”

	Option Awards (1)						Stock Awards (2)
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (i)
Sanjay Mehrotra	1/16/2004	7,874	—		34.59	1/15/2014
	1/3/2005	143,126	—		24.18	1/2/2015
	2/16/2006	100,000	—		59.04	2/15/2013
	3/20/2007	125,000	—		41.91	3/19/2014
	2/19/2008	120,000	—		25.18	2/18/2015
	3/5/2009	112,500	7,500	(4)	8.16	3/4/2016
	2/24/2010	82,500	37,500	(5)	28.23	2/23/2017
	1/3/2011	118,125	151,875	(6)	51.24	1/2/2018
	2/22/2011	26,250	33,750	(7)	48.85	2/21/2018
	2/17/2012	—	150,000	(8)	47.79	2/16/2019
							2/24/2010	13,334	(12)	569,095
							1/3/2011	45,000	(13)	1,920,600
							2/22/2011	10,000	(14)	426,800
							2/17/2012	50,000	(15)	2,134,000

Totals		835,375	380,625					118,334		5,050,495

Judy Bruner	2/16/2006	80,000	—		59.04	2/15/2013
	3/20/2007	125,000	—		41.91	3/19/2014
	2/19/2008	75,000	—		25.18	2/18/2015
	3/5/2009	79,687	5,313	(4)	8.16	3/4/2016
	2/24/2010	41,250	18,750	(5)	28.23	2/23/2017
	2/22/2011	25,987	33,413	(7)	48.85	2/21/2018
	2/17/2012	—	49,500	(8)	47.79	2/16/2019
							2/24/2010	6,668	(12)	284,590
							2/22/2011	9,900	(14)	422,532
							2/17/2012	16,500	(15)	704,220

Totals		426,924	106,976					33,068		1,411,342

James F. Brelsford	8/31/2007	50,000	—	(9)	56.06	8/30/2014
	3/5/2009	5,000	—	(9)	8.16	3/4/2016
	2/24/2010	2,250	—	(9)	23.23	2/23/2017
	2/22/2011	8,662	—	(9)	48.85	2/21/2018

Totals		65,912	—					—		—

	Option Awards (1)						Stock Awards (2)
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (i)

Sumit Sadana	4/9/2010	7,500	15,000	(10)	36.03	4/8/2017
	2/22/2011	8,662	11,138	(7)	48.85	2/21/2018
	2/17/2012	—	37,500	(8)	47.79	2/16/2019
							4/30/2010	6,667	(16)	284,548
							2/22/2011	3,300	(14)	140,844
							2/17/2012	12,500	(15)	533,500
							9/13/2012	25,000	(17)	1,067,000

Totals		16,162	63,638					47,467		2,025,892

Dr. Khandker Quader	1/3/2005	34,350	—		24.18	1/2/2015
	2/16/2006	16,667	—		59.04	2/15/2013
	8/3/2007	25,000	—		53.43	8/2/2014
	2/19/2008	7,575	—		25.18	2/18/2015
	7/23/2008	15,000	—		14.57	7/22/2015
	3/5/2009	37,500	2,500	(4)	8.16	3/4/2016
	2/24/2010	5,625	9,375	(5)	28.23	2/23/2017
	2/22/2011	11,025	14,175	(7)	48.85	2/21/2018
	2/17/2012	—	15,000	(8)	47.79	2/16/2019
	3/23/2012	—	15,000	(11)	49.40	3/22/2019
							2/24/2010	3,334	(12)	142,295
							10/29/2010	3,000	(18)	128,040
							2/22/2011	4,200	(14)	179,256
							2/17/2012	5,000	(15)	213,400
							3/30/2012	5,000	(19)	213,400

Totals		152,742	26,050					20,534		876,391

(1)

Each stock option reported in the table above with a grant date before May 27, 2005 was granted under, and is subject to, the Company’s 1995 Stock Option Plan. Each stock option reported in the table above with a grant date on or after May 27, 2005 was granted under, and is subject to, the 2005 Plan. The stock option expiration date shown in column (f) above is the latest date that the stock options may be exercised; however, the stock options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable stock options shown in column (d) above are unvested and will generally terminate if the Named Executive Officer’s employment terminates.

The exercisable stock options shown in column (c) above, and any unexercisable stock options shown in column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date upon the termination of the Named Executive Officer’s employment. Unless exercised, exercisable stock options will generally terminate within three (3) months after the date of termination of employment. However, if a Named Executive Officer dies or becomes totally disabled while employed with the Company, or if their employment is terminated by the Company without cause or by the executive for good reason within three (3) months prior to or eighteen (18) months following a change in control, exercisable stock options will generally remain exercisable for twelve (12) months following the Named Executive Officer’s death, disability or termination of employment. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan). The stock options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company and the stock options are not assumed or replaced by an acquirer.

(2)

The shares underlying the RSUs held by our Named Executive Officers are subject to accelerated vesting in connection with certain changes in control of the Company if not assumed or replaced by an acquirer and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” Except as otherwise indicated in those sections, unvested shares underlying the RSUs will generally be forfeited upon the termination of the Named Executive Officer’s employment.

(3)

The market value of stock awards reported is computed by multiplying the number of shares or units of stock reported by $42.68, the closing market price of our Common Stock on December 30, 2012, the last trading day in fiscal year 2012.

(4)	The unvested portion of these stock options vested on March 5, 2013.

(5)	The unvested portions of these stock options vest in four (4) substantially equal installments, beginning on February 24, 2013 and at the end of each three (3) month period thereafter.

(6)	The unvested portions of these stock options vest in twelve (12) substantially equal installments, beginning on January 3, 2013 and at the end of each three (3) month period thereafter.

(7)	The unvested portions of these stock options vest in twelve (12) substantially equal installments, beginning on February 22, 2013 and at the end of each three (3) month period thereafter.

(8)

Of the unvested portions of these stock options, 25% of the stock options vested on February 17, 2013, and the remaining 75% of the stock options vest in twelve (12) substantially equal installments at the end of each three (3) month period thereafter.

(9)

In connection with the resignation of Mr. Brelsford as Chief Legal Officer and Senior Vice President of IP Licensing, each of his vested stock options will terminate on April 27, 2013 to the extent not exercised prior to such date.

(10)	The unvested portions of these stock options vest in five (5) substantially equal installments, beginning on January 9, 2013 and at the end of each three (3) month period thereafter.

(11)

Of the unvested portions of these stock options, 25% of the stock options vested on March 23, 2013, and the remaining 75% of the stock options vest in twelve (12) substantially equal installments at the end of each three (3) month period thereafter.

(12)	The unvested portions of these stock awards vest in two (2) substantially equal annual installments, beginning on February 24, 2013 and on each anniversary thereafter.

(13)	The unvested portions of these stock awards vest in three (3) substantially equal annual installments, beginning on January 3, 2013 and on each anniversary thereafter.

(14)	The unvested portions of these stock awards vest in three (3) substantially equal annual installments, beginning on February 22, 2013 and on each anniversary thereafter.

(15)	The unvested portions of these stock awards vest in four (4) substantially equal annual installments, beginning on February 17, 2013 and on each anniversary thereafter.

(16)	The unvested portions of these stock awards vest in two (2) substantially equal annual installments, beginning on April 30, 2013 and on each anniversary thereafter.

(17)	The unvested portions of these stock awards vest in four (4) substantially equal annual installments, beginning on September 13, 2013 and on each anniversary thereafter.

(18)	The unvested portions of these stock awards vest in two (2) substantially equal annual installments, beginning on October 29, 2013 and on each anniversary thereafter.

(19)	The unvested portions of these stock awards vest in four (4) substantially equal annual installments, beginning on March 30, 2013 and on each anniversary thereafter.

Options Exercises and Stock Vested in Fiscal 2012

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal year 2012 and the vesting during fiscal year 2012 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sanjay Mehrotra	150,000	2,163,953	25,000	1,199,717
Judy Bruner	120,000	2,200,695	6,633	320,468
Sumit Sadana	2,500	26,455	4,433	175,549
Dr. Khandker Quader	69,380	1,801,210	5,186	241,315
James F. Brelsford	14,693	430,146	2,430	117,139

(1)

The dollar amounts shown for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share sales price of Common Stock at exercise and the exercise price of the options.

(2)	The dollar amounts shown for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, the Company has assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 30, 2012 and that the price per share of Common Stock is equal to $42.68, the closing price per share on December 28, 2012 (the last trading day in fiscal year 2012).

In addition to the change in control and termination benefits described below, outstanding share-based awards held by the Company’s Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of the Company’s equity incentive plans as noted under “Grants of Plan-Based Awards in Fiscal Year 2012” and “Outstanding Equity Awards at Fiscal 2012 Year-End” above. The estimated value of accelerated vesting under the Company’s equity incentive plans is covered below under the description of these Named Executive Officers’ severance arrangements.

The Company has calculated the value of any option award or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Change of Control Benefits Agreements with Named Executive Officers

The Company has entered into a change of control agreement with each Named Executive Officer. The agreements are substantially identical (except as noted below with respect to Mr. Mehrotra) and provide for certain benefits to be paid to the Named Executive Officer in connection with a change of control and/or termination of employment with the Company under the circumstances described below.

Change of Control Benefits. Upon a “Change of Control” (as defined in the change of control agreement) of the Company, for purposes of the Named Executive Officer’s vesting in then outstanding and unvested performance-based equity awards, the Named Executive Officer will be deemed to have met the performance objectives as of the end of the specified performance measuring period if the Named Executive Officer remains an employee as of the end of such period. Any performance-based awards that do not vest solely by meeting the performance objectives shall continue to vest in accordance with the terms of the applicable award agreement by assuming the performance objective is met.

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event a Named Executive Officer’s employment is terminated by the Company (or a successor) without “Cause” (and not on account of the Named Executive Officer’s death or disability) or by the Named Executive Officer for “Good Reason” (as those terms are defined in the change of control agreement) within three (3) months before or eighteen (18) months following a Change of Control of the Company, the Named Executive Officer will be entitled to severance pay that includes: (i) a lump sum cash payment equal to one and one-half times (two times for Mr. Mehrotra) the sum of (A) the Named Executive Officer’s annual base salary as of the Change of Control or termination of employment, whichever is greater, plus (B) the Named Executive Officer’s annual target bonus for the calendar year of termination; (ii) for a period of eighteen (18) months (plus six (6) additional months for Mr. Mehrotra) following the termination date (or, if earlier, until the date the Named Executive Officer becomes eligible for coverage under the health plan of a future employer), premiums for 18 months’ (24 months’ in the case of Mr. Mehrotra) continuation of the same or equivalent health insurance coverage for the Named Executive Officer and his or her eligible dependents (if applicable) as the Named Executive Officer was receiving immediately prior to the termination; (iii) accelerated vesting of the Named Executive Officer’s equity awards to the extent outstanding on the termination date and not otherwise vested, with accelerated options to remain exercisable for one (1) year following the termination (subject to the maximum term of the option and to any right that the Company may have to terminate options in connection with the Change of Control); and (iv) if requested, for a period of twelve (12) months following the termination, executive-level outplacement benefits (which shall include at least resume assistance, career evaluation and assessment, individual career counseling, access to one or more on-line employment databases (with research assistance provided), and administrative support). If following a Change of Control, an excise tax imposed by Section 4999 of the Code would apply to any payments or benefits received by a Named Executive Officer, then his or her benefits shall be either (a) paid in full or (b) delivered to a lesser extent such that no portion would be subject to the excise tax, whichever results in the greatest after-tax benefit to the Named Executive Officer.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change of control agreement had their employment with the Company terminated on December 30, 2012 under the circumstances described above.

Name	Estimated Total Value of Cash Payment ($)	Estimated Total Value of Insurance Coverage Continuation ($) (1)	Estimated Total Value of Equity Acceleration ($) (2)	Estimated Value of Outplacement Benefits ($)	Total ($)
Sanjay Mehrotra	4,500,000	53,515	5,851,270	75,000	10,479,785
Judy Bruner	1,701,000	38,166	1,865,685	75,000	3,679,851
Sumit Sadana	1,353,750	38,166	2,125,642	75,000	3,592,558
Dr. Khandker Quader (3)	918,000	23,180	1,098,160	75,000	2,114,340

(1)	This amount includes estimated health insurance premiums.

(2)

This amount includes option awards and stock awards. The amount for option awards is calculated based on the number of shares of Common Stock that would have been subject to acceleration multiplied by the difference between the closing price of the Common Stock on December 28, 2012 (the last trading day in fiscal year 2012) of $42.68 per share and the exercise price of the stock option. The amount for stock awards is calculated based on the number of shares of Common Stock that would have been subject to acceleration multiplied by the closing price of the Common Stock on December 28, 2012 of $42.68 per share.

(3)	Dr. Quader resigned as Senior Vice President, Memory Technology, Design and Product Development, effective as of April 12, 2013.

Severance Benefits—Termination of Employment Not in Connection with Change in Control. In connection with his promotion to Chief Executive Officer in January 2011, Mr. Mehrotra and the Company entered into a severance agreement pursuant to which Mr. Mehrotra is entitled to severance benefits upon his termination without cause or voluntary resignation for good reason (as those terms are defined in the severance agreement) without regard to whether a change of control has occurred. The benefits payable to Mr. Mehrotra under his severance agreement are generally the same as provided for under his change of control agreement with the exception that the bonus component of the severance is comprised of Mr. Mehrotra’s pro-rata cash incentive bonus for the year in which his termination of employment occurs instead of a multiple of his target bonus, and only those equity awards which would have vested over the twenty-four (24) months following Mr. Mehrotra’s termination of employment would have accelerated upon his termination of employment, instead of all of Mr. Mehrotra’s then outstanding equity awards as provided for under the change of control agreement. In the event that Mr. Mehrotra is eligible to receive severance benefits under both his severance agreement and his change of control agreement, he will be entitled only to the severance benefits provided under his change of control agreement. Assuming Mr. Mehrotra’s employment was terminated without “cause” or he resigned for “good reason” (as such terms are defined in the severance agreement) on the last day of fiscal year 2012, the estimated total cash values of Mr. Mehrotra’s cash payment, insurance coverage continuation, equity acceleration and outplacement assistance under his severance agreement would have been the following: $3,150,000, $53,515, $4,668,650 and $75,000, respectively, for a total amount of $7,947,165.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the ownership of Common Stock as of March 15, 2013 by each Director and Named Executive Officer and all current Directors and executive officers of the Company as a group.

The percentage of beneficial ownership in the tables below is based upon 243,641,551 shares of Common Stock outstanding on March 15, 2013. For each individual, this percentage and the number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either on or within 60 days after March 15, 2013, including upon the exercise of a stock option or the vesting of RSUs; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Unless otherwise indicated and subject to applicable community property laws, the persons named in the following tables have sole voting and investment power with respect to all shares of Common Stock.

	Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned
James F. Brelsford (1)	50,000	*
Judy Bruner (2)	298,720	*
Kevin DeNuccio (3)	31,250	*
Irwin Federman (4)	72,255	*
Steven J. Gomo (5)	45,002	*
Eddy W. Hartenstein (6)	65,189	*
Dr. Chenming Hu (7)	48,667	*
Catherine P. Lego (8)	412,453	*
Michael E. Marks (9)	65,231	*
Sanjay Mehrotra (10)	671,765	*
Dr. Khandker Quader (11)	248,060	*
Sumit Sadana (12)	25,108	*
All current directors and executive officers as a group (11 persons) (13)	1,736,140	*

*	Less than 1% of the outstanding Common Stock.

(1)

Includes 50,000 shares subject to outstanding options granted to Mr. Brelsford that were exercisable on or within 60 days after March 15, 2013. Mr. Brelsford resigned as Chief Legal Officer and Senior Vice President of IP Licensing, effective as of December 14, 2012. Each of his outstanding options will terminate on April 27, 2013 to the extent not exercised prior to such date.

(2)

Includes 36,645 shares held in the name of a trust for the benefit of Ms. Bruner and her spouse. Also includes 262,075 shares subject to outstanding options granted to Ms. Bruner that were exercisable on or within 60 days after March 15, 2013.

(3)

Includes 31,250 shares subject to immediately exercisable options granted to Mr. DeNuccio, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(4)

Includes 31,250 shares subject to immediately exercisable options granted to Mr. Federman, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(5)

Includes 31,250 shares subject to immediately exercisable options granted to Mr. Gomo, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(6)

Includes 43,750 shares subject to immediately exercisable options granted to Mr. Hartenstein, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(7)

Includes 43,750 shares subject to immediately exercisable options granted to Dr. Hu, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(8)

Includes 296,235 shares held in the name of a trust of which Ms. Lego is the trustee. Also includes 111,500 shares subject to immediately exercisable options granted to Ms. Lego, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(9)

Includes 30,000 shares held by limited liability companies controlled by Mr. Marks. Also includes 37,500 shares subject to immediately exercisable options granted to Mr. Marks, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(10)

Includes 31,390 shares held in the name of a trust for the benefit of Mr. Mehrotra and his spouse. Also includes 640,375 shares subject to outstanding options granted to Mr. Mehrotra that were exercisable on or within 60 days after March 15, 2013.

(11)

Includes 70,111 shares held jointly by Dr. Quader and his spouse. Also includes 149,525 shares subject to outstanding options granted to Dr. Quader that were exercisable on or within 60 days after March 15, 2013 and 1,250 shares subject to outstanding RSUs granted to Dr. Quader that will vest and become issuable on or within 60 days after March 15, 2013. Dr. Quader resigned as Senior Vice President, Memory Technology, Design and Product Development, effective as of April 12, 2013.

(12)

Includes 21,775 shares subject to outstanding options granted to Mr. Sadana that were exercisable on or within 60 days after March 15, 2013. Also includes 3,333 shares subject to outstanding RSUs granted to Mr. Sadana that will vest and become issuable on or within 60 days after March 15, 2013.

(13)

Includes 1,254,475 shares subject to options exercisable on or within 60 days after March 15, 2013 and 3,333 shares subject to RSUs that will vest and become issuable on or within 60 days after March 15, 2013, including those identified in notes (2) through (10) and (12).

The following table sets forth certain information about entities of which the Company is aware, based solely on filings made with the SEC, to be beneficial owners of 5% or more of the Common Stock based on 243,641,551 shares of Common Stock outstanding as of March 15, 2013:

	Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned
BlackRock, Inc. (1)	17,751,840	7.3%
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc. (2)	14,144,750	5.8%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

T. Rowe Price Associates, Inc. (3)	13,772,396	5.7%
100 East Pratt Street
Baltimore, Maryland 21202

(1)

Number of shares beneficially owned is reported as of December 31, 2012 and based on the Schedule 13G/A filed by BlackRock, Inc. on February 8, 2013 with the SEC. BlackRock’s Schedule 13G/A disclosed that it has the sole voting and dispositive power with respect to all of the shares listed above.

(2)

Number of shares beneficially owned is reported as of December 31, 2012 and based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 12, 2013 with the SEC. The Vanguard Group’s Schedule 13G/A disclosed that it has the sole voting power with respect to 418,335 shares of Common Stock, sole dispositive power with respect to 13,748,315 shares of Common Stock and shared dispositive power with respect to 396,435 shares of Common Stock.

(3)

Number of shares beneficially owned is reported as of December 31, 2012 and based on the Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2013 with the SEC. T. Rowe Price Associates, Inc.’s Schedule 13G disclosed that it has the sole voting power with respect to 5,104,686 shares of Common Stock and sole dispositive power with respect to 13,772,396 shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act, requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, Directors and stockholders holding more than 10% of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

The Company reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, the Company believes that during the fiscal year ended December 30, 2012 all required filings were timely made in accordance with the Exchange Act’s requirements.

EQUITY COMPENSATION INFORMATION FOR PLANS OR INDIVIDUAL ARRANGEMENTS WITH EMPLOYEES AND NON-EMPLOYEES

The following table provides information as of December 30, 2012 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans. Other than as described in footnote (4) to the following table, there are no assumed plans under which any options to acquire shares or other share-based awards may be granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (2)	17,650,924	(3)(4)(5)	$40.95	15,300,188	(6)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	17,650,924		$40.95	15,300,188

(1)	Weighted average exercise price of outstanding options; excludes RSUs.

(2)

Consists solely of the 2005 Plan, including options incorporated from the Company’s 1995 Stock Option Plan and 1995 Non-Employee Directors Stock Option Plan (together with the 1995 Stock Option Plan, the “Predecessor Plans”), the 2005 Amended and Restated Employee Stock Purchase Plan and the 2005 Amended and Restated International Employee Stock Purchase Plan (together with the 2005 Amended and Restated Employee Stock Purchase Plan, the “2005 Purchase Plans”).

(3)

Excludes purchase rights accruing under the 2005 Purchase Plans, which have a combined stockholder-approved reserve of 10,000,000 shares. Under the 2005 Purchase Plans, each eligible employee may purchase up to 1,500 shares of Common Stock at the end of each six (6) month offering period (the last U.S. business day on or preceding February 14th and August 14th of each calendar year) at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into that six (6) month offering period or (ii) the closing selling price per share on the purchase date.

(4)

Excludes 850,518 shares that are subject to options and other equity compensation awards that were originally granted by Matrix Semiconductor, Inc. (“Matrix”), msystems Ltd. (“msystems”), Pliant Technology, Inc. (“Pliant”) and FlashSoft Corporation (“FlashSoft”) prior to their acquisition by the Company, as set forth in this table:

Acquired Company	Award Category	Number of Securities Subject to Applicable Plan	Weighted Average Exercise Price	Weighted Average Estimated Remaining Life (yrs)
Matrix	Options	13,969	$5.85	1.62
msystems	Options	476,903	$44.09	3.46
msystems	Stock Settled Appreciation Rights	169,809	$43.74	3.30
Pliant	Options	130,848	$3.76	6.25
FlashSoft	Awards	58,989	$—	3.18

No further awards will be made under any of the plans assumed from these companies following stockholder approval of the 2013 Plan at the Annual Meeting.

(5)

Includes 13,472,700 shares subject to options and 3,017,517 shares subject to RSUs outstanding under the 2005 Plan. Also includes 1,160,707 shares subject to outstanding options under the Company’s Predecessor Plans. The weighted average estimated remaining life of the outstanding options is 3.14 years.

(6)

Consists of shares available for future issuance under the 2005 Plan and the 2005 Purchase Plans. As of December 30, 2012, 10,330,635 shares of Common Stock were available for issuance under the 2005 Plan and 4,969,553 shares of Common Stock were available for issuance under the combined share reserve for the 2005 Purchase Plans. No further share-based awards will be made under the 2005 Plan following stockholder approval of the 2013 Plan at the Annual Meeting.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

The Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a Director, officer, nominee for Director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company has adopted a written related person transaction policy and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 5% of that company’s shares, if the amount involved does not exceed the greater of $200,000, or 2% of that company’s total annual revenue;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to Directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

In accordance with the adopted policy and procedures, transactions involving related persons that are not included in one of the above categories are generally reviewed by the Company’s legal department. The legal department determines whether a related person could have a material interest in such a transaction, and any such transaction is submitted to the Audit Committee for review. The Audit Committee has delegated authority to the chair of the Audit Committee to review any such transactions involving an amount less than $1,000,000. The Audit Committee or the chair of the Audit Committee, as applicable, determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

The son of Irwin Federman, one of the Company’s directors, is a Senior Manager in the business development department of the Company’s Retail group. Mr. Federman’s son’s compensation is consistent with that of others who hold similar roles at the Company. Mr. Federman plays no personal role in determining his son’s compensation or reviewing his son’s performance. Mr. Federman does not receive a direct or indirect benefit from his son’s position with the Company. In accordance with the related-person transaction approval policy described above, Mr. Federman’s son’s employment with the Company was reviewed by the legal department of the Company and submitted for review to the chair of the Audit Committee, who ratified the transaction.

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes the Company to provide indemnification of the Company’s Directors and officers, and the Company’s Bylaws require the Company to indemnify its Directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current Directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Company’s Certificate of Incorporation and Bylaws limit the liability of Directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

The Company intends that all future transactions between the Company and its officers, Directors, principal stockholders and their affiliates be approved by the Audit Committee, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting; however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of The Board of Directors,

Michael E. Marks

Chairman of the Board of Directors

April 26, 2013

ANNEX A

SANDISK CORPORATION

2013 INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 2013 Incentive Plan is intended to promote the interests of SanDisk Corporation, a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into two separate equity incentive programs:

•

the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

•

the Stock Issuance and Cash Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units or other share-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, be awarded cash bonus opportunities which are earned through the attainment of pre-established performance milestones, or be issued shares of Common Stock through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

B. The provisions of Articles One and Four shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Compensation Committee shall have sole and exclusive authority to administer the Discretionary Grant Program and Stock Issuance and Cash Bonus Program with respect to Section 16 Insiders. Administration of the Discretionary Grant Program and Stock Issuance and Cash Bonus Program with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary option grants, stock appreciation rights, stock issuances or other share-based awards for members of the Compensation Committee must be authorized by a disinterested majority of the Board. Furthermore, the authority to grant options pursuant to the Discretionary Grant Program with respect to Employees other than Section 16 Insiders may, at the Board’s discretion, be vested in a Secondary Executive Committee to the extent permitted by Section 157(c) of the Delaware General Corporation Law.

B. Members of the Compensation Committee, any Secondary Board Committee and any Secondary Executive Committee shall serve for such period of time as the Board may determine and may be removed by the

Board at any time. The Board may at any time terminate the functions of any Secondary Board Committee or Secondary Executive Committee and reassume all powers and authority previously delegated to either or both of such committees.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant Program and Stock Issuance and Cash Bonus Program and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding options, stock appreciation rights, stock issuances, other share-based awards or cash bonus opportunities thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant Program and Stock Issuance and Cash Bonus Program under its jurisdiction or any stock option, stock appreciation right, stock issuance or other award thereunder. Notwithstanding the foregoing or anything to the contrary in this Plan, option grants by any Secondary Executive Committee shall conform to the limitations established by the Board pursuant to Section 157(c) of the Delaware General Corporation Law.

D. Service as a Plan Administrator by the members of the Compensation Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee, any Secondary Board Committee or any Secondary Executive Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grant, stock appreciation right, stock issuance or other award under the Plan.

E. Non-employee members of the Board shall be granted awards pursuant to the Discretionary Grant Program and/or the Stock Issuance and Cash Bonus Program and in accordance with the terms of the Non-Employee Director Compensation Policy.

F. Awards to Employees who are “covered employees” under Section 162(m) of the Code of (i) options or stock appreciation rights, or (ii) shares or cash subject to the achievement of pre-established criteria as described in Section I.B.2 of Article Three of the Stock Issuance and Cash Bonus Program, shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless the Compensation Committee provides otherwise at the time such an award is granted.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Grant Program and Stock Issuance and Cash Bonus Program are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

Notwithstanding the foregoing, only Employees are eligible to receive awards intended to constitute performance-based compensation under Code Section 162(m).

B. Other than as provided in the Non-Employee Director Compensation Policy with respect to awards to non-employee Board members, the Plan Administrator shall have full authority to determine, (i) with respect to the grant of options or stock appreciation rights under the Discretionary Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the time or times when the grant is to become exercisable, the vesting schedule (if any) applicable to the granted option or stock appreciation right, the maximum term for which such option or stock appreciation right is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option and (ii) with respect to stock issuances, other share-based awards or cash bonus opportunities under the Stock Issuance and Cash Bonus Program, which eligible persons are to receive such issuances, awards or opportunities, the time or times when the issuances, awards or opportunities are to be made, the number of shares subject to each such issuance, award or opportunity, the vesting and issuance schedules applicable to the shares which are the subject of such issuance or award, the consideration for those shares and the performance criteria and other terms with respect to such cash bonus opportunities.

C. The Plan Administrator shall have the absolute discretion either to grant options or stock appreciation rights in accordance with the Discretionary Grant Program or to effect stock issuances, other share-based awards and bonus opportunities in accordance with the Stock Issuance and Cash Bonus Program.

V. STOCK SUBJECT TO THE PLAN; ANNUAL CASH LIMITATION

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to twenty million (20,000,000) shares. The Plan shall serve as the successor to the three Predecessor Plans, and no further share-based awards shall be made under those Predecessor Plans on or after the Plan Effective Date. However, all awards outstanding under the Predecessor Plans on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those options with respect to their acquisition of shares of Common Stock thereunder. To the extent any awards outstanding under the Predecessor Plans on the Plan Effective Date are cancelled, expire or terminate unexercised prior to vesting, the number of shares of Common Stock subject to those cancelled, expired or terminated awards at the time of cancellation, expiration or termination shall be added to the share reserve under this Plan and shall accordingly be available for issuance hereunder, up to a maximum of an additional ten million (10,000,000) shares.

B. Notwithstanding the foregoing, each share of Common Stock which may be issued pursuant to the Discretionary Grant Program shall be counted against the shares of Common Stock authorized for issuance under the Plan as one share of Common Stock. Each share of Common Stock which may be issued pursuant to the Stock Issuance and Cash Bonus Program shall be counted against the shares of Common Stock authorized for issuance under the Plan as 1.5 shares of Common Stock. Each share of Common Stock which has been issued under the Stock Issuance and Cash Bonus Program which expires or terminates or is otherwise forfeited to, or repurchased by, the Corporation, pursuant to Section V.D. hereof, shall count as having returned 1.5 shares of Common Stock to the total number of shares of Common Stock which are available for future grant or sale under the Plan.

C. No one person participating in the Plan may receive stock options, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other share-based awards (whether in the form of restricted stock units or other share-right awards) for more than one million (1,000,000) shares of Common Stock in the aggregate per calendar year; provided that with regard to non-employee members of the Board, the foregoing limitation shall be one hundred fifty-thousand (150,000) shares of Common Stock in the aggregate per calendar year. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards under the Stock Issuance and Cash Bonus Program payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed ten million dollars ($10,000,000).

D. Shares of Common Stock subject to outstanding options or other awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those options or awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those options or awards. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option.

If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the Withholding Taxes incurred in connection with the exercise of an option or stock appreciation right or the issuance of fully-vested shares under the Stock Issuance and Cash Bonus Program, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares issuable under the exercised stock option or stock appreciation right or the gross number of fully-vested shares issuable under the Stock Issuance and Cash Bonus Program, calculated in each instance prior to any such share withholding.

E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share under the Plan may increase by reason of the expiration or termination of unexercised options under the Predecessor Plans, (iii) the maximum number and/or class of securities which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program, (iv) the maximum number and/or class of securities for which any one person, including any non-employee members of the Board, may be granted stock options, stand-alone stock appreciation rights, direct stock issuances and other share-based awards under the Plan per calendar year, (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding option or stock appreciation right under the Plan and (vi) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award under the Plan and the issue price (if any) payable per share. Such adjustments to the outstanding options, stock appreciation rights or other share-based awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those options, stock appreciation rights or other stock-based awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

F. Outstanding awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Withholding Taxes and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of seven (7) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) Subject to the limitations under Section 409A of the Code, extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term,

(ii) include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option, and/or

(iii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options: During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Four shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. STOCK APPRECIATION RIGHTS

A. Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B. Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

C. Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2. No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III shall be made in shares of Common Stock valued at Fair Market Value on the option surrender date.

3. If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than seven (7) years after the date of the option grant.

D. Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of seven (7) years measured from the grant date. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

2. The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date. In the event outstanding Stand-alone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Stand-alone Right shall be adjusted immediately after such Change in Control so as to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to the base price per share in effect under each outstanding Stand-alone Right, provided the aggregate base price shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Stand-alone Rights under the Discretionary Grant Program, substitute, for the securities underlying those assumed rights, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

3. Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except if such assignment is in connection with the holder’s estate plan and is to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or pursuant to a domestic relations order covering the Stand-alone Right as marital property. In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

4. The distribution with respect to an exercised Stand-alone Right shall be made in shares of Common Stock valued at Fair Market Value on the exercise date.

5. The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.

E. Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-alone Appreciation Rights.

F. Gross Counting. Upon the exercise of any Tandem or Stand-alone Right under this Section III, the share reserve under Section V of Article One shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise.

IV. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Change in Control, each outstanding option or stock appreciation right under the Discretionary Grant Program shall automatically accelerate so that each such option or stock appreciation right shall, immediately prior to the effective date of that Change in Control, become exercisable as to all the shares of Common Stock at the time subject to such option or stock appreciation right and may be exercised as to any or all of those shares as fully vested shares of Common Stock. However, an outstanding option or stock appreciation right shall not become exercisable on such an accelerated basis if and to the extent: (i) such option or stock appreciation right is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such option or stock appreciation right is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares as to which the option or stock appreciation right is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares or (iii) the acceleration of such option or stock appreciation right is subject to other limitations imposed by the Plan Administrator.

B. All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of a Change in Control, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately prior to the consummation of the Change in Control, all outstanding options or stock appreciation rights under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan (iii) the maximum number and/or class of securities by which the share reserve under this Plan may be increased by reason of the expiration or termination of unexercised options under the Predecessor Plans, (iv) the maximum number and/or class of securities which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program and (v) the maximum number and/or class of securities for which any one person may be granted stock options, stand-alone stock appreciation rights, direct stock issuances and other share-based awards under the Plan per calendar year. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding options under the Discretionary Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Change in Control, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those options or stock appreciation rights are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those options or stock appreciation rights do not otherwise fully accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Hostile Take-Over, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate automatically upon the consummation of such Hostile Take-Over, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options or stock appreciation rights under the Discretionary Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Hostile Take-Over.

H. The portion of any Incentive Option accelerated in connection with a Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-statutory Option under the Federal tax laws.

V. PROHIBITION ON REPRICING PROGRAMS

The Plan Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash or equity securities of the Corporation or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining stockholder approval.

ARTICLE THREE

STOCK ISSUANCE AND CASH BONUS PROGRAM

I. STOCK ISSUANCE AND CASH BONUS TERMS

Shares of Common Stock may be issued under the Stock Issuance and Cash Bonus Program, either as vested or unvested shares, through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance and Cash Bonus Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

The grant, vesting or payment of cash awards under the Stock Issuance and Cash Bonus Program may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the criteria set forth in Section I.B.2. of this Article Three.

A. Issue Price.

1. The issue price per share, if any, shall be fixed by the Plan Administrator.

2. Shares of Common Stock may be issued under the Stock Issuance and Cash Bonus Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid consideration under the Delaware General Corporation Law.

B. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance and Cash Bonus Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance and Cash Bonus Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance and Cash Bonus Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more stock issuances, or restricted stock unit or share right awards or cash bonus awards so that the shares of Common Stock or cash subject to those issuances or awards shall vest (or vest and become issuable or payable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (1) return on total stockholder equity; (2) earnings per share; (3) net income or operating income; (4) earnings before interest, taxes, depreciation and amortization; (5)gross margin or operating margin; (6) sales, revenue or invoice targets; (7) return on assets, capital or investment; (8) cash flow; (9) market share; (10) penetration in or entry into specific channels or markets; (11) cost reduction goals; (12) budget comparisons; (13) measures of customer satisfaction; (14) measures of inventory turns or inventory weeks of supply; (15) new product developments or qualifications or launches or achievements of research and development milestones; (16) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to increase the Corporation’s revenue or profitability or enhance its customer base; (17) measures of employee satisfaction; (18) measures of improvements in product quality; (19) price of Common Stock; (20) design wins; (21) on-time delivery metrics; and (22) any combination of, or a specified increase in, any of the foregoing. Any of the performance goals may be based on either a GAAP or a non-GAAP measure, as determined by the Compensation Committee; provided that such non-GAAP measures comply with the requirements of Section 162(m) of the Code. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. To qualify awards as performance-based under Section 162(m), the applicable criterion (or criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Plan Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Plan Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

4. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance and Cash Bonus Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance and Cash Bonus Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II of this Article Three.

7. Outstanding share right awards, restricted stock units or cash bonus awards under the Stock Issuance and Cash Bonus Program shall automatically terminate, and no shares of Common Stock or cash shall actually be issued or paid in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to (i) issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied, and (ii) award cash bonus payments that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

However, no vesting or payment requirements tied to the attainment of performance goals may be waived with respect to awards or units which were intended, at the time those awards or units were granted, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination (and then only as determined in the Plan Administrator’s sole discretion) or as otherwise provided in Section II of this Article Three.

8. Before any performance-based award under the Stock Issuance and Cash Bonus Program is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Plan Administrator must certify in writing that the performance target(s) and any other material terms of the performance-based award were in fact timely satisfied.

9. The Plan Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under the Stock Issuance and Cash Bonus Program including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Plan Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

II. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance and Cash Bonus Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full subject to compliance with Section 409A of the Code, in the event of any Change in Control, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. Each outstanding restricted stock unit or share right award assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to the award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding restricted stock units or share right awards, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

C. If any such restricted stock unit or share right award is not assumed or otherwise continued in effect or replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the same vesting schedule applicable to those shares, then such unit or award shall vest, and the shares of Common Stock subject to that unit or award shall be issued as fully-vested shares, immediately prior to the consummation of the Change in Control.

D. The Plan Administrator shall have the discretionary authority to structure one or more unvested stock issuances, one or more restricted stock unit or other share right awards or one or more cash bonus awards under the Stock Issuance and Cash Bonus Program so that the shares of Common Stock or cash subject to those issuances or awards shall automatically vest (or vest and become issuable or payable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.

E. The Plan Administrator shall also have the discretionary authority to structure one or more unvested stock issuances, one or more restricted stock unit or other share right awards or one or more cash bonus awards under the Stock Issuance and Cash Bonus Program so that the shares of Common Stock or cash subject to those issuances or awards shall automatically vest (or vest and become issuable or payable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Hostile Take-Over.

F. The Plan Administrator’s authority under Paragraphs D and E of this Section II shall also extend to any stock issuances, restricted stock units, other share right awards or cash awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those issuances, units or awards pursuant to Paragraph D or E of this Section II may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FOUR

MISCELLANEOUS

I. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or stock appreciation rights or the issuance or vesting of such shares under the Plan, or to make any other payment in respect of any award granted under the Plan, shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options, stock appreciation rights, restricted stock units or any other share right awards pursuant to which vested shares of Common Stock are to be issued under the Plan (other than the option grants and other share-based awards made under the Automatic Grant Program) and any or all Participants to whom vested or unvested shares of Common Stock are issued in a direct issuance under the Stock Issuance and Cash Bonus Program with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or stock appreciation rights, the issuance to them of vested shares or the subsequent vesting of unvested shares issued to them. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or stock appreciation right or upon the issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option or stock appreciation right is exercised, the vested shares are issued or the unvested shares subsequently vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

II. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

III. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans if this Plan is approved by the stockholders at the Corporation’s 2013 Annual Meeting of Stockholders. Such stockholder approval shall not affect the awards outstanding under the Predecessor Plans at the time of the Corporation’s 2013 Annual Meeting of Stockholders, and those awards shall continue in full force and effect in accordance with their terms. However, should any of those awards expire or terminate unexercised or prior to vesting, the shares of Common Stock subject to those awards at the time of expiration or termination shall be added to the share reserve of this Plan, up to the maximum number of additional shares permissible hereunder.

C. The Plan shall terminate upon the earliest to occur of (i) March 14, 2023, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding options, stock appreciation rights, restricted stock units and other share right awards in connection with a Change in Control. Should the Plan terminate on March 14, 2023, then all option grants, stock appreciation rights, unvested stock issuances, restricted stock units and other share right awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.

D. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Plan Administrator’s authority to grant new awards under the Stock Issuance and Cash Bonus Program that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders approved the Stock Issuance and Cash Bonus Program.

IV. AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options, stock appreciation rights, unvested stock issuances or other share-based awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange (or the Nasdaq National Market) on which the Common Stock is at the time primarily traded.

B. The Compensation Committee of the Board shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

C. Options and stock appreciation rights may be granted under the Discretionary Grant Program and stock-based awards may be made under the Stock Issuance and Cash Bonus Program that in each instance involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those grants or awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If stockholder approval is required and is not obtained within twelve (12) months after the date the first excess grant or award made against such contingent increase, then any options, stock appreciation rights or other share-based awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

V. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI. SECTION 409A

To the extent that the Plan Administrator determines that any award granted under the Plan is subject to Section 409A of the Code, the Plan, and the agreement covering such award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Plan Effective Date, the Plan Administrator determines that any award may be subject to Section 409A of the Code, the Plan Administrator may adopt such amendments to the Plan and the agreement covering such award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to avoid the imposition of taxes on the recipient of the award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

VII. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any stock option, stock appreciation right or other stock-based award under the Plan and the issuance of any shares of Common Stock (i) upon the exercise or vesting of any granted option, stock appreciation right or other share-based award or (ii) under the Stock Issuance and Cash Bonus Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VIII. UNFUNDED STATUS OF AWARDS

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an award, nothing contained in the Plan or any agreement covering an award shall give the Participant any rights that are greater than those of a general creditor of the Corporation.

IX. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Annual Meeting shall mean the annual meeting of the Corporation’s stockholders.

B. Board shall mean the Corporation’s Board of Directors.

C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) the consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation or any parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii) a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Corporation’s assets, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i) or (ii) with respect to such award shall only constitute a Change in Control for purposes of the payment timing of such award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Plan, the Plan Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Corporation has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

D. Code shall mean the Internal Revenue Code of 1986, as amended.

E. Common Stock shall mean the Corporation’s common stock.

F. Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

G. Corporation shall mean SanDisk Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of SanDisk Corporation which has by appropriate action assumed the Plan.

H. Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NASDAQ National Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law.

M. Hostile Take-Over shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

Notwithstanding the foregoing, if a Hostile Take-Over constitutes a payment event with respect to any award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i) or (ii) with respect to such award shall only constitute a Hostile Take-Over for purposes of the payment timing of such award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Plan, the Plan Administrator shall have full and final authority to determine conclusively whether a Hostile Take-Over of the Corporation has occurred pursuant to the above definition, the date of the occurrence of such Hostile Take-Over and any incidental matters relating thereto.

N. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

O. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.

P. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

Q. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

R. Non-Employee Director Compensation Policy shall mean the written policy adopted by the Corporation regarding the compensation of non-employee members of the Board, as may be amended from time to time.

S. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T. Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Automatic Grant Program.

U. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. Participant shall mean any person who is issued shares of Common Stock or restricted stock units or other share-based awards or cash bonus awards under the Stock Issuance and Cash Bonus Program.

W. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

X. Plan shall mean the Corporation’s 2013 Incentive Plan, as set forth in this document.

Y. Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board, or the Secondary Board Committee which is authorized to administer the Discretionary Grant Program and the Stock Issuance and Cash Award Program with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction. As determined by the Board from time to time, the Plan Administrator with respect to options granted by any Secondary Executive Committee shall be the Compensation Committee, the Board, or the Secondary Board Committee.

Z. Plan Effective Date shall mean the date immediately following the date on which the Plan is approved by the stockholders at the Corporation’s 2013 Annual Meeting of Stockholders.

AA. Predecessor Plans shall mean (i) the Corporation’s 1995 Stock Option Plan, (ii) the Corporation’s 1995 Non-Employee Directors Stock Option Plan and (iii) the Corporation’s Amended and Restated 2005 Incentive Plan, as each such Plan is in effect immediately prior to the Corporation’s 2013 Annual Meeting of Stockholders.

BB. Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Grant and Stock Issuance and Cash Bonus Programs with respect to eligible persons other than Section 16 Insiders.

CC. Secondary Executive Committee shall mean a committee of one or more officers of the Corporation appointed by the Board and authorized to grant options (subject to the limitations established by the Board and the requirements of Section 157(c) of the Delaware General Corporation Law) under the Discretionary Grant Program with respect to Employees other than Section 16 Insiders.

DD. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

EE. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

FF. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

GG. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance and Cash Bonus Program.

HH. Stock Issuance and Cash Bonus Program shall mean the stock issuance and cash bonus program in effect under Article Three of the Plan.

II. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

JJ. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

KK. Withholding Taxes shall mean the applicable income and employment withholding taxes to which the holder of an option or stock appreciation right or shares of Common Stock or a cash bonus under the Plan may become subject in connection with the grant or exercise of those options or stock appreciation rights the issuance or vesting of those shares or the payment of such cash bonus.

SANDISK CORPORATION

951 SanDisk Drive

Milpitas, CA 95035

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by SanDisk Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1:

1. Election of Directors

01 Michael E. Marks

02 Kevin DeNuccio

03 Irwin Federman

04 Steven J. Gomo

05 Eddy W. Hartenstein

06 Dr. Chenming Hu

07 Catherine P. Lego

08 Sanjay Mehrotra

For Against Abstain

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

2 To approve the SanDisk Corporation 2013 Incentive Plan and the initial reservation of 20,000,000 shares of the Company’s common stock to be issued under the SanDisk Corporation 2013 Incentive Plan.

For Against Abstain

3 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013.

4 To pass an advisory resolution to approve the compensation of the Company’s Named Executive Officers.

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

Yes No

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000177837_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

SANDISK CORPORATION

951 SanDisk Drive

Milpitas, CA 95035

Proxy - SanDisk Corporation

THIS PROXY IS SOLICITED ON BEHALF OF SANDISK CORPORATION’S BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2013.

Sanjay Mehrotra and Judy Bruner, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution and resubstitution) to represent and to vote all shares of Common Stock of SanDisk Corporation (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on June 12, 2013 at 8:00 a.m., local time, and at any adjournments or postponements thereof, as follows:

The Board of Directors recommends a vote FOR each of the director nominees listed in proposal 1 and FOR proposals 2, 3 and 4. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the director nominees listed in proposal 1 and FOR proposals 2, 3 and 4 and at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. This proxy may be revoked at any time before it is voted.

Continued and to be signed on reverse side

0000177837_2 R1.0.0.51160